UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

CABOT OIL & GAS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Oil & Gas Corporation to be held on Thursday, May 2, 2013, at 8:00 a.m., local time, in our offices, located at 840 Gessner Road, Suite 1400, Houston, Texas 77024.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement cover the formal business of the meeting. To better acquaint you with the directors, the Proxy Statement contains biographical information on each nominee and each director continuing in office. Directors and officers of the Company will be present at the meeting to respond to your questions.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or if your proxy card or voting instructions form so indicates, vote electronically via the Internet or telephone.

If you plan to attend the Annual Meeting, please bring a valid government-issued photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from your broker or nominee confirming your ownership as of the record date.

Sincerely,

DAN O. DINGES

Chairman, President and Chief Executive Officer

CABOT OIL & GAS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 2, 2013

The Annual Meeting of Stockholders of Cabot Oil & Gas Corporation (the “Company”), a Delaware corporation, will be held at the Company’s offices, 840 Gessner Road, Suite 1400, Houston, Texas 77024 on Thursday, May 2, 2013, at 8:00 a.m., local time, for the following purposes:

I.	To elect the two persons named in this proxy statement to the Board of Directors of the Company.

II.	To ratify the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2013 fiscal year.

III.	To approve, by non-binding advisory vote, the compensation of our named executive officers.

IV.	To consider a shareholder proposal, if properly presented at the meeting.

V.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of record of our Common Stock at the close of business on March 8, 2013 are entitled to receive notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

It is important that your shares be represented and voted at the Annual Meeting. Stockholders are urged to vote their shares by one of the following methods whether or not they plan to attend the Annual Meeting:

•	vote via the Internet or by telephone using the instructions on the proxy card, if this option is available to you (please refer to your proxy card to determine if this option is available to you); or

•	complete, sign, date and return the accompanying proxy card in the enclosed self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).

You may vote in person if you attend the Annual Meeting. To attend the Annual Meeting, you must show proof of stock ownership. Registered stockholders will be asked to present a valid government-issued photo identification. If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting a valid government-issued photo identification and an account statement or letter (and a legal proxy if you wish to vote your shares) from the nominee indicating that you beneficially owned the shares on March 8, 2013, the record date for voting.

For safety and security reasons, cameras, camera phones, recording equipment, electronic devices, large bags, brief cases or packages will not be permitted in the meeting.

Please exercise your right to vote at your earliest convenient time.

BY ORDER OF THE BOARD OF DIRECTORS,

DEIDRE L. SHEARER

Corporate Secretary and Managing Counsel

Houston, Texas

March 20, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 2, 2013:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the 2012 Annual Report to Stockholders, are available free of charge at http://www.cabotog.com/2013AnnualMeeting.

CABOT OIL & GAS CORPORATION

840 Gessner Road, Suite 1400

Houston, Texas 77024

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held May 2, 2013

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cabot Oil & Gas Corporation (the “Company”) of proxies for use at its 2013 Annual Meeting of Stockholders, to be held at the Company’s offices, 840 Gessner Road, Suite 1400, Houston, Texas 77024 on Thursday, May 2, 2013, at 8:00 a.m. (local time), or any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. You may revoke your proxy at any time prior to its use by a written communication to Ms. Deidre L. Shearer, Corporate Secretary of the Company, or by a duly executed proxy bearing a later date.

Stockholders attending the Annual Meeting may vote their shares in person even though they have already executed a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment or postponement thereof. At the meeting, shareholders will be asked to consider and act upon the following matters discussed in the attached proxy statement. Proxies delivered by record shareholders without voting instructions marked will be voted:

FOR –	Proposal I	– the election of director candidates named herein;
FOR –	Proposal II	– ratification of the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for its 2013 fiscal year;
FOR –	Proposal III	– the approval on an advisory basis of executive compensation; and
AGAINST –	Proposal IV	– the shareholder proposal, if properly presented at the meeting.

Proxies will be voted in the best judgment of the proxy holders on any other matters that may properly come before the meeting.

Only holders of record of the Company’s Common Stock, par value $.10 per share (“Common Stock”), as of the close of business on March 8, 2013, are entitled to vote at the Annual Meeting. As of that date, the Company had outstanding and entitled to vote 210,345,018 shares of Common Stock.

Each share of Common Stock is entitled to one vote per share. There is no provision for cumulative voting. A quorum for the consideration of business at the Annual Meeting consists of a majority of all outstanding shares of stock entitled to vote at the Annual Meeting. The Proxy Statement and form of Proxy are being first sent or given to shareholders on or about March 20, 2013.

In accordance with Delaware law, a stockholder entitled to vote for the election of directors can vote against all nominees for director or can vote against certain nominees for director. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares as to how to vote on that proposal) are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules prohibit brokers holding shares in “street name” for their beneficial holder clients from voting in uncontested director elections or on advisory votes regarding executive compensation on behalf of the clients without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal II (ratification of appointment of auditor). Brokers cannot vote on any of the other proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on each of the other proposals, your broker will not vote for you.

Because the vote required for Proposal I (election of directors) is a majority of the votes present in person or by proxy at the meeting and entitled to vote on the proposal, with “majority” meaning that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” such director’s election, abstentions and broker non-votes will have no effect on the outcome of the voting on the proposal. Because the vote required for approval of Proposal II (ratification of auditors), Proposal III (executive compensation) and Proposal IV (shareholder proposal), is a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal, abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

PROPOSAL I

ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes of directors serving staggered three-year terms. Beginning with the Annual Meeting, however, all directors with a term expiring at the Annual Meeting will be elected for one year terms, as a result of a management proposal to declassify the Board approved by the shareholders in 2012. The size of the Board of Directors is currently set at seven members, with two members each in the classes whose terms expire in 2013 and 2014 and three members in the class whose term expires in 2015. At the 2015 annual meeting, all directors will be elected for one-year terms. Robert L. Keiser and W. Matt Ralls are currently directors and have been nominated for election at the Annual Meeting for terms of one year, each to hold office until the expiration of his term in 2014 and until his successor shall have been elected and shall have qualified.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies FOR the election of Messrs. Keiser and Ralls for terms of one year. If any one of the nominees is not available at the time of the Annual Meeting to serve, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than the number of nominees set forth above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. KEISER AND RALLS TO THE BOARD OF DIRECTORS.

Certain Information Regarding Nominees and Directors

Set forth below, as of March 1, 2013, for each continuing director and for each nominee for election as a director of the Company, is information regarding age, position(s) with the Company, membership on committees of the Board of Directors, the period served as a director and term of office, business experience during at least the past five years, and other directorships held at any time during the past five years. Mr. Dinges, Chairman, President and Chief Executive Officer, is the only employee or former employee of the Company on the Board of Directors.

Rhys J. Best
Age: 66
Director Since: 2008
Committee Memberships: Audit and Compensation (Chairman)
Term of Office Expires: 2015
Business Experience:
Crosstex Energy L.P.
Non-Executive Chairman of the Board – February 2009 to present
Lone Star Technologies, Inc.
Chairman and Chief Executive Officer – 1999 to 2007
Other Directorships:
Crosstex Energy L.P.
Trinity Industries, Inc.
MRC Global Inc., (formerly McJunkin Red Man Corporation)
Commercial Metals Company

Dan O. Dinges
Age: 59
Director Since: 2001
Committee Memberships: Executive
Position: Chairman, President and Chief Executive Officer
Term of Office Expires: 2014
Business Experience:
Cabot Oil & Gas Corporation
Chairman, President and Chief Executive Officer – May 2002 to present
President and Chief Operating Officer – September 2001 to May 2002
Samedan Oil Corporation (a subsidiary of Noble Affiliates, Inc., now Noble Energy Inc.)
Senior Vice President and Division General Manager, Offshore Division – 1998 to September 2001
Other Directorships:
United States Steel Corporation
American Exploration & Production Council
American Natural Gas Alliance
Spitzer Industries, Inc. (private company)
Foundation for Energy Education
Boy Scouts of America – Sam Houston Area Council
Palmer Drug Abuse Program

James R. Gibbs
Age: 68
Director Since: 2010
Committee Memberships: Compensation, Corporate Governance and Nominations
(Chairman) and Executive
Term of Office Expires: 2014
Business Experience:
Frontier Oil Corporation (now HollyFrontier Corporation)
Chairman – 2009 to 2010
Chairman, President, Chief Executive Officer – 1999 to 2009
Other Directorships/Trusteeships:
Frost National Bank – Houston (Advisory Director)
Southern Methodist University
Smith International, Inc. – until 2010

Robert L. Keiser
Age: 70
Director Since: 2006
Committee Memberships: Safety and Environmental Affairs (Chairman) and Audit
Term of Office Expires: 2013 (Nominee for Director)
Business Experience:
Retired June 1999
Kerr-McGee Corporation
Chairman of the Board – February 1999 to June 1999
Oryx Energy Company (merged with Kerr-McGee Corporation)
Chairman and Chief Executive Officer – 1995 to February 1999

Robert Kelley
Age: 67
Director Since: 2003
Committee Memberships: Audit (Chairman) and Safety and Environmental Affairs
Term of Office Expires: 2015
Business Experience:
Kellco Investments, Inc. (private investment company)
President – April 2001 to present
Noble Affiliates, Inc. (now Noble Energy Inc.)
Chairman of the Board – 1992 to April 2001
President and CEO – 1986 to October 2000
Other Directorships:
OGE Energy Corporation
Smith International, Inc. – until 2010

P. Dexter Peacock
Age: 71
Director Since: 1998
Committee Memberships: Executive (Chairman), Compensation and Corporate Governance and Nominations
Position: Lead Director
Term of Office Expires: 2015
Business Experience:
Andrews Kurth L.L.P., Houston, Texas
Of Counsel – 1998 to present
Partner – 1975 to 1997
Managing Partner – 1986 to 1991
Other Directorships:
Rowan Companies plc

W. Matt Ralls
Age: 63
Director Since: 2011
Committee Memberships: Corporate Governance and Nominations and Safety and Environmental Affairs
Term of Office Expires: 2013 (Nominee for Director)
Business Experience:
Rowan Companies plc
President and Chief Executive Officer – 2009 to present
GlobalSante Fe Corporation (merged with Transocean in 2007)
Executive Vice President and Chief Operating Officer – 2005 to 2007
Other Directorships:
Rowan Companies plc
Superior Energy Services, Inc. (formerly Complete Production Services)
El Paso Pipeline Partners L.P. – until 2009

CORPORATE GOVERNANCE MATTERS

Board of Directors Independence

The Company’s Corporate Governance Guidelines require that at least a majority of the Company’s directors be independent under the New York Stock Exchange (“NYSE”) listing standards and all other applicable legal requirements. Additionally, all members of the audit committee, compensation committee and corporate governance and nominations committee are required to be independent. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the Board must affirmatively determine that each independent director has no material relationship with the Company or management. In making its independence determinations, the Board considered all material relationships with each director, and all transactions since the start of 2010 between the Company and each director nominee, members of their immediate families or entities associated with them.

As contemplated by NYSE rules then in effect, the Board adopted categorical standards in 2004 to assist it in making independence determinations. A relationship falls within these categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence;
•	Is a type of relationship or transaction addressed in Item 404 of Regulation S-K, but under that regulation does not require disclosure; or
•

Consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

The Board of Directors has determined that each director’s relationship with the Company, with the exception of Mr. Dinges, the Chairman, President and Chief Executive Officer, falls within the categorical standards and that all directors, with the exception of Mr. Dinges, are independent. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. The Board considered the transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above, the additional standards established for members of audit committees, and the SEC, U.S. Internal Revenue Service and NYSE standards for compensation committee members. Some members of the Company’s Board also serve as directors of other entities with which the Company does business. Each of these relationships is reviewed by the Board, which examines the amount of business done by the Company and the other entities and the gross revenue for each of the other entities. This review is for each of the last three fiscal years for which financial data is available. This review applied to Messrs. Best, Gibbs, Kelley, Peacock and Ralls. None of these relationships involved payments in excess of the greater of $1 million or 2% of the relevant entity’s consolidated gross revenue for 2010, 2011 or 2012.

Based on all of the foregoing, the Board made a subjective determination that, because of the nature of the transaction, the director’s relationship with the other entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence. Further, the Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee are independent.

Board of Directors Qualifications

Mr. Dinges was chosen to serve on the Board of Directors, and to lead the Company as Chairman of the Board, President and CEO, for his executive management experience at the Company and while at Noble Energy Inc., a publicly traded company involved in the oil and natural gas business. Mr. Best was chosen to serve on the Board of Directors for his executive management experience at Lone Star Technologies, Inc., a former publicly traded company servicing the oil and natural gas industry, and for his banking and finance experience. Mr. Gibbs was selected to serve on the Board of Directors for his executive management experience at Frontier Oil Corporation, a publicly traded oil refining company. Mr. Keiser was selected to serve on the Board of Directors for his executive management experience at Kerr-McGee Corporation and Oryx Energy Company, both former publicly traded companies involved in the energy industry, and for his engineering background. Mr. Kelley was selected to serve on the Board of Directors for his executive management experience at Noble Energy Inc., and for his financial background as a Certified Public Accountant. Mr. Peacock was selected to serve on the Board of Directors for his business experience managing a large professional organization and for his legal experience at Andrews Kurth L.L.P representing energy companies in corporate law, securities matters and mergers and acquisitions. Mr. Ralls was selected to serve on the Board of Directors for his executive management and industry experience as the CEO and a director of Rowan Companies plc, a publicly traded provider of global offshore contract drilling services.

Board of Directors Diversity

The Board of Directors encourages a diversity of backgrounds among its members; however, it does not have a formal diversity policy. The Board considers candidates that will provide the Board as a whole the talents, skills, diversity and expertise to serve the long-term interests of the Company and its shareholders.

Board of Directors Leadership Structure

Mr. Dinges serves as the Chairman of the Board, President and Chief Executive Officer of the Company. We believe that our Board of Directors is best served by combining the roles of Chairman and CEO and that Mr. Dinges is highly qualified to serve in this role.

The Chairman and CEO is responsible to the Board for the overall management and functioning of the Company. The Chairman is joined in the leadership of the Board by our Lead Director, Mr. Peacock, who was elected by the non-management directors. Mr. Peacock has significant board experience and has served on the Company’s Board since 1998 and as Lead Director since 2005. Mr. Peacock performs an important role in the leadership of the Board by presiding at executive sessions of the non-management directors at each regular Board meeting and setting the agenda for these sessions. Mr. Peacock also serves as a mentor to Mr. Dinges and as a liaison between Mr. Dinges and the other independent directors.

In addition to the Lead Director, our Corporate Governance Guidelines also contain strong checks and balances regarding the combined role of CEO and Chairman. Those provisions include the inability of the CEO to serve on any committees of the Board other than the Executive Committee, as only non-management directors may do so, and the requirement that a substantial majority of the directors be independent, as discussed above under “Board of Directors Independence.” All of our directors are independent, other than Mr. Dinges.

Our Board of Directors has determined that its current leadership structure is appropriate. The Board believes that Mr. Dinges, acting in his capacity as CEO of the Company, is well positioned to facilitate communications with the Board of Directors about our business. Mr. Dinges has served in this capacity since May 2002, during which time the Company’s business has undergone signification changes. Only one of the current independent directors, Mr. Peacock, the Lead Director, was serving at that time, so Mr. Dinges provides continuity and historical perspective to the Board. Under Mr. Dinges’ leadership, the Company has grown from a market capitalization of approximately $800 million with operations in onshore Texas and Louisiana Gulf Coast, the Rocky Mountains, the Anadarko Basin and Appalachia to an over $12 billion market capitalization company with most of its reserves in the Marcellus Shale area in northeast Pennsylvania. In addition, Mr. Dinges has the full confidence of the Board. For all these reasons, the Board has determined that the most appropriate form of leadership for the Board of Directors currently is for the CEO, who is responsible for the day-to-day operations of the Company, to serve as Chairman, with strong and independent oversight by the Lead Director and the other non-management directors.

Board of Directors Oversight of Risk

The Board of Directors considers risk oversight to be an integral part of its role, and discussions regarding risks faced by the Company are part of its meetings and deliberations throughout the year. Our Corporate Governance Guidelines provide that the Board is responsible for assessing major risks facing the Company and reviewing options for their mitigation. At the direction of the Board, management is responsible for implementing an enterprise risk management process and reporting to the Board at least annually regarding its assessment of risks that could have a significant impact on the Company and the strategies for their mitigation. In this way, the Board is engaged in risk oversight at the enterprise level.

The Board is also engaged in risk oversight through regular reports from the Audit Committee. The Audit Committee is charged with reviewing with management and the Company’s internal auditors the Company’s major financial exposures and the steps management has taken to monitor and control those exposures. The Audit Committee receives periodic reports from management on these areas of potential exposure, including litigation, commodity price hedging, liquidity and capital resources, financial reporting and disclosures and regulatory risks, among others. The Audit Committee also receives reports from management regarding compliance with our Code of Business Conduct. The Audit Committee reviews at least annually the Company’s policies and guidelines concerning financial risk assessment and financial risk management, with the assistance of the Company’s internal auditors, KPMG LLP. KPMG LLP conducts a process of assessing major risks, including management interviews, and presents and discusses with the Audit Committee its conclusions regarding the Company’s major risks. From this process, areas of concern are identified and considered and the internal audit plan is developed. Results of these reviews and audits are presented to the Audit Committee throughout the year. At each regular Board meeting, the Audit Committee Chairman reports to the Board regarding the activities of the Committee.

Corporate Governance Guidelines

The Cabot Oil & Gas Corporation Corporate Governance Guidelines outline the functions and responsibilities of the Board, director qualifications, and various processes and procedures designed to ensure effective and responsive governance. The guidelines are reviewed from time to time in response to changing regulatory requirements and best practices and are revised accordingly. The full text of the Corporate Governance Guidelines can be found on the Company’s website at www.cabotog.com by clicking “About Cabot,” and then clicking “Governance.”

Code of Business Conduct

All employees, officers and directors are required to comply with the Company’s Code of Business Conduct to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. The Code of Business Conduct covers all areas of professional conduct, including conflicts of interest, customer relationships, insider trading, financial disclosure, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to the Company’s business. Employees, officers and directors are required annually to reply to a Code of Conduct Questionnaire, which is designed to elicit information related to any known or possible violation of the Code. The full text of the Code of Business Conduct can be found on the Company’s website at www.cabotog.com by clicking “About Cabot,” and then clicking “Governance.” The Company will satisfy the requirement to disclose any amendments to or waivers from certain provisions of its Code of Business Conduct by posting such information on the website at the location in the preceding sentence.

Executive Sessions of the Board of Directors

The Board of Directors generally holds an executive session of the non-management and independent directors during each of its regularly scheduled meetings. The executive sessions are presided over by the Lead Director, Mr. Peacock.

Communications with the Board of Directors

The Company’s Board of Directors has a process for shareholders and other interested parties to send communications to the Board. Communications should be addressed to the “Board of Directors,” a specified committee of the Board, an individual director (including the Lead Director) or the “Non-management Directors” in care of:

Corporate Secretary and Managing Counsel

Corporate Legal Department

840 Gessner Road, Suite 1400

Houston, Texas 77024

(281)589-4890

(281)589-4808 (fax)

(Outside the U.S. or U.S. long distance-call collect)

Deidre.Shearer@cabotog.com (email)

All communications received as described above and intended for the Board of Directors, a committee of the Board of Directors, an individual director, or the non-management directors as a group will be relayed to the appropriate directors.

Annual Meeting Attendance

The Company’s policy is that it expects all members of the Board of Directors to attend the Company’s annual meeting of stockholders. In 2012 all of the members of the Board attended the annual meeting.

Board of Directors and Committee Meeting Attendance

The Board of Directors held seven meetings during 2012. All directors attended more than 75% of the meetings of the Board of Directors and of the committees on which they served.

Director Compensation

During 2012, non-employee directors’ annual compensation included an annual cash retainer fee of $65,000, payable quarterly, for their services on the Company’s Board of Directors and its committees. The Lead Director, Audit Committee Chairman and Compensation Committee Chairman received an additional $12,500 annual retainer and the remaining committee chairmen received an additional $7,500 annual retainer, each payable quarterly, for their service. The directors received no meeting fees.

In 2012, non-employee directors were also entitled to an annual award of restricted stock units under the 2004 Incentive Plan, the restrictions on which lapse the date the non-employee director leaves the Board of Directors, with a targeted award value at grant date of $175,000. In 2012, these directors each received 4,788 restricted stock units.

In December 2012, the Board approved a Director Non-Qualified Deferred Compensation Plan, which provides each non-employee director an opportunity to elect each year to take any, or all, of the director’s annual cash retainer in restricted stock units, valued at the closing price of the common stock on the date specified in the Plan, for the quarterly retainer payment. The terms of the restricted stock units are the same as those issued annually. The election will apply for the first time to the quarterly retainer for the first quarter of 2013.

Based on the results of a competitive study prepared by the Board’s independent compensation consultant, effective January 1, 2013, the Board of Directors approved an increase in non-employee directors’ annual compensation to include an annual cash retainer of $75,000 and an annual award of restricted stock units with a grant date value of $200,000. Annual retainers for leadership roles were also increased to $20,000 for the Lead Director, $15,000 for each of the Audit and Compensation Committee Chairmen, and $10,000 for each of the Corporate Governance & Nominations and Safety & Environmental Affairs Committee Chairmen. The retainer for the Executive Committee Chairman was discontinued. Additionally, each non-employee director will receive $2,000 for each Board of Directors meeting attended in excess of six meetings per year.

Directors who are employees of the Company receive no additional compensation for their duties as directors. All directors were reimbursed for travel expenses incurred for attending Board and committee meetings. Spouses of the directors were invited to attend the retirement dinner for our former directors and the Board of Director strategy meeting during 2012 and travel expenses incurred by the spouses were reimbursed by the Company. For more information on director compensation, see “Director Compensation Table” below.

The table below summarizes the total compensation paid to each of the non-employee directors of the Company for the fiscal year ended December 31, 2012.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1), (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Rhys J. Best	$67,708	$175,001	-	-	-	$2,618	$245,327
David M. Carmichael*	$39,792	$175,001	-	-	-	$974	$215,767
James R. Gibbs	$65,625	$175,001	-	-	-	$1,498	$242,124
Robert L. Keiser	$70,000	$175,001	-	-	-	$4,185	$249,186
Robert Kelley	$75,000	$175,001	-	-	-	$5,561	$255,562
P. Dexter Peacock	$82,500	$175,001	-	-	-	$6,489	$263,990
W. Matt Ralls	$62,500	$175,001	-	-	-	$621	$238,122
William P. Vititoe*	$42,708	$175,001	-	-	-	$2,584	$220,293

*	Retired effective May 1, 2012.

(1)	The amounts in this column reflect the grant date fair value with respect to restricted stock units in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for the fiscal year ended December 31, 2012. Assumptions used in the calculation of these amounts are included in Note 12 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”). In February 2012, each non-employee director received a grant of 4,788 restricted stock units, with a grant date fair value of $175,001 based on the average of the high and low trading price of the Common Stock on the February 17, 2012 grant date. The restricted stock units vest on the grant date, but are not payable by the Company in shares of Common Stock until the date the non-employee director ceases to be a director of the Company.

(2)	The aggregate number of stock awards and the aggregate number of option awards outstanding at December 31, 2012 were as follows:

Name	Stock Awards	Stock Options
Rhys J. Best	33,918	-
David M. Carmichael*	-	-
James R. Gibbs	19,920	-
Robert L. Keiser	53,512	-
Robert Kelley	70,712	-
P. Dexter Peacock	70,712	-
W. Matt Ralls	8,960	-
William P. Vititoe*	-	-

*	Effective upon their retirement on May 1, 2012, the total outstanding restricted stock units held by each of Messrs. Carmichael and Vititoe were paid to them in shares of the Company’s common stock as follows: 53,512 to Mr. Carmichael and 70,712 to Mr. Vititoe.

(3)	The amounts in this column include for each director some or all of the following:

•	A quarterly dividend of $.02 per share paid on the restricted stock units.
•	Spouse travel to the retirement dinner for Messrs. Carmichael and Vititoe and the September 2012 Board of Directors strategy meeting and related expenses.

Director Retirement

It is the policy of the Board of Directors that directors of the Company retire at the annual meeting following a director’s 73rd birthday, unless a determination is otherwise made by the Board of Directors.

Information on Standing Committees of the Board of Directors

The Board of Directors has five standing committees: the Corporate Governance and Nominations Committee, the Audit Committee, the Compensation Committee, the Safety and Environmental Affairs Committee and the Executive Committee. Membership on each committee during 2012 is as discussed below. All standing committees, with the exception of the Executive Committee, are composed entirely of independent, non-employee directors.

Corporate Governance and Nominations Committee - The Corporate Governance and Nominations Committee (the “CGN Committee”) is composed of three members: Messrs. Gibbs (Chairman), Peacock and Ralls. During 2012, the CGN Committee held two meetings. Each member of the CGN Committee satisfies the independence requirements of the NYSE listing standards. The CGN Committee Charter is available to shareholders on the Company’s website at www.cabotog.com by clicking “About Cabot,” and then clicking “Governance.”

The CGN Committee will consider director candidates recommended by shareholders. Under its charter, the CGN Committee seeks out and evaluates qualified candidates to serve as Board members as necessary to fill vacancies or the additional needs of the Board, and considers candidates recommended by shareholders and management of the Company. Any shareholder desiring to propose a nominee to the Board of Directors should submit such proposed nominee for consideration by the CGN Committee, including the proposed nominee’s qualifications, to Ms. Deidre L. Shearer, Corporate Secretary, Cabot Oil & Gas Corporation, 840 Gessner Road, Suite 1400, Houston, Texas 77024.

The CGN Committee seeks to select candidates who have personal and professional integrity, who have demonstrated ability and judgment and who shall be effective, in conjunction with the other nominees and Board members, in collectively serving the long-term interests of the Company and its shareholders. The CGN Committee has adopted criteria for Board membership that include (i) a strong commitment to his/her fiduciary responsibilities to the Company’s shareholders, with no actual or perceived conflict of interest that would interfere with his/her responsibilities to or relationships with the Company’s shareholders, employees, suppliers, and customers; (ii) the ability to think strategically and the insight to assist management in placing the Company in a competitive position within the industry; (iii) a record of achievement, and a position of leadership in his/her field, with the interest and intellect to be able to address energy industry challenges and opportunities; and (iv) the time to attend Board meetings and the commitment to devote any reasonable required additional time to deal with Company business.

The CGN Committee generally identifies nominees through recommendations made by incumbent directors. A resume is reviewed and, if merited, an interview follows. A qualified candidate identified by a shareholder follows the same process. There are no differences in the manner in which the CGN Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or the incumbent directors.

Audit Committee - The Audit Committee is composed of three members: Messrs. Kelley (Chairman), Best and Keiser. During 2012, the Audit Committee held four meetings. Each member of the Audit Committee satisfies the financial literacy and independence requirements of the NYSE listing standards. The Board has determined that Mr. Kelley meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”). The Audit Committee Charter is available to shareholders on the Company’s website at www.cabotog.com by clicking “About Cabot,” and then clicking “Governance.”

The function of the Audit Committee is to review and report to the Board of Directors with respect to various auditing and accounting matters, including overseeing the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, the selection, independence, qualifications, performance and compensation of the Company’s independent auditors and the performance of the Company’s internal audit function.

It is the policy of the Audit Committee to pre-approve all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(l)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. The Audit Committee has delegated to each member of the Audit Committee authority to pre-approve permissible services to be performed by the independent auditors. Decisions of a member to pre-approve permissible services must be reported to the full Audit Committee at its next scheduled meeting.

Compensation Committee - The Compensation Committee is composed of three members: Messrs. Best (Chairman), Gibbs and Peacock. During 2012, the Compensation Committee held four meetings. Each member of the Compensation Committee satisfies the independence requirements of the NYSE listing standards. The Compensation Committee Charter is available to shareholders on the Company’s website at www.cabotog.com by clicking “About Cabot,” and then clicking “Governance.”

The function of the Compensation Committee is to:

•

Review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine, subject to ratification by the Board, the CEO’s compensation level based on this evaluation.

•	Provide counsel and oversight of the evaluation and compensation of management of the Company, including base salaries, incentive compensation and equity-based compensation.
•	Discharge any duties imposed on the Compensation Committee by the Company’s incentive compensation and equity-based compensation plans, including making grants.
•

Evaluate the independence of, and retain or replace any compensation consultant engaged to assist in evaluating the compensation of the Company’s directors, CEO and other officers and to approve such consultant’s fees and other terms of retention.

•	Review the annual compensation of the directors.

Safety and Environmental Affairs Committee - The Safety and Environmental Affairs (“S&EA”) Committee is composed of three members: Messrs. Keiser (Chairman), Kelley and Ralls. The function of the S&EA Committee is to assist the Board in providing oversight and support of the Company’s safety and environmental policies, programs and initiatives. Among other things, the S&EA Committee reviews our compliance with environmental, health and safety laws and regulations, pending legislative and regulatory initiatives, training initiatives and, as needed, consults with outside and internal advisors regarding the management of the Company’s safety and environmental policies, programs and initiatives. During 2012, the S&EA Committee held four meetings.

Executive Committee - The Executive Committee is composed of three members: Messrs. Peacock (Chairman), Dinges and Gibbs. The function of the Executive Committee is to exercise all power and authority of the Board of Directors in the event action is needed between regularly scheduled Board Meetings and a meeting of the full Board is deemed unnecessary, except as limited by the Company’s by-laws or applicable law. During 2012, there were no Executive Committee meetings held.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation plans and practices are designed to align the financial interests of the Named Executive Officers (“NEOs”) with the financial interests of our shareholders. To that end, we provide our NEOs with a competitive base salary, an annual cash bonus opportunity based on the achievement of specific goals aligned with shareholder value creation and long-term incentives tied to total shareholder return, cash flow attainment and stock appreciation over the long term. For the NEOs, the level of at-risk pay ranges from 71% to 89% of the total annual compensation opportunity, with the CEO having the highest level of at-risk pay.

In 2012, we continued to outperform our selected industry peer group described below and our own prior period operating results, with our highest production and reserve levels in company history, achieved with an investment program that added the reserves at our lowest finding cost in the last 15 years. In addition, we were able to further reduce our unit costs from 2011 levels, marking the fourth consecutive year of reduced unit costs. These achievements generated stock appreciation of 31% during 2012–the highest in our peer group.

Compensation outcomes aligned with these 2012 achievements include:

•	Performance shares granted in 2010 with vesting contingent on our three-year total shareholder return relative to industry peers vested at 200% of target;
•	Hybrid performance shares granted over the past three years, with contingent vesting tied to achieving at least $100 million of operating cash flow, vested per the prescribed schedule;
•	Annual cash bonuses paid for 2012 operating and financial performance were paid at 212% to 261% of target for the NEOs;
•	We maintained our performance-based compensation approach through awards and opportunities granted during 2012 at levels similar to 2011 awards; and
•	95.24% of the shares voted at the 2012 Annual Meeting supported our NEO compensation practices.

Philosophy and Objectives of Our Compensation Programs

The Compensation Committee of our Board of Directors (“Committee”) oversees an executive compensation program designed to attract, retain, and engage highly qualified executives. The primary objectives of our compensation programs are:

•	To align executive compensation with our business strategy;
•	To encourage management to create sustained value for the shareholders while managing inherent business risks;
•	To attract, retain, and engage talented executives; and
•	To support a performance-based culture throughout the Company.

We achieve these objectives by:

•	Assigning the vast majority of NEO compensation to at-risk, performance-based incentive opportunities;
•	Tying incentive plan metrics and goals to shareholder value principles; and
•	Having balanced, open and objective reviews of goals and performance.

The Committee believes that each of these objectives carries an equal amount of importance in our compensation program.

CEO Compensation and Performance-Based Pay

We have maintained consistent and disciplined performance-based compensation programs for all of our executives. For many years, the Committee has awarded compensation opportunities to our CEO and other executives that require meaningful absolute and relative stock price and financial performance to deliver targeted realized compensation levels. The allocation of compensation among salary, short-term incentives and long-term incentives for our CEO and the other NEOs reflects this guiding principle, as show below:

Since 2004, the Committee has awarded 40% of each executive’s long-term incentive opportunity through performance shares payable solely on the basis of our total shareholder return (“TSR performance shares”) relative to our industry peer group. Our frequent top-quartile performance has at times generated above-target payments for executives and added significant value to our shareholders. The CEO’s awards and the relative performance achieved for the two most recently completed performance periods, plus the current ranking for the two remaining unvested awards, are as follows:

CEO TSR Performance Share Awards

	Target Value Awarded (1)	Peer Rank Achieved	Percentage of Target Achieved	Award Earned or Estimated Based on Rank Achieved (2)
Performance Periods Achieved
2009-2011	$1,626,883	3rd of 17	167%	$9,364,170
2010-2012	$1,688,775	1st of 17	200%	$8,111,400
Performance Periods In Progress (3)
2011-2013	$1,782,401	1st of 17	200%	$8,693,955
2012-2014	$1,976,697	1st of 17	200%	$5,542,329

(1)	Target value based on number of performance shares awarded multiplied by the closing stock price on date of grant.
(2)	Amounts due are based on the percentage of target achieved and the appreciation in value of the underlying common stock. For awards that have already paid out, this value is based on the average of the high and low trading prices of the Company’s common stock on the last day of the performance period.
(3)	These performance periods are in progress; rank, target achieved and estimated awards are based on results and closing stock prices through December 31, 2012. Our closing stock price on December 31, 2012 was $49.74.

For the years noted in the chart below, we awarded 20% of each executive’s long-term incentive opportunity through SARs that generate compensation value only to the extent the Company’s stock price appreciates from the award date. The SARs vest ratably over a three-year period. The grant date values and current values as of December 31, 2012 of the CEO’s SAR awards for the last four years are as follows:

CEO SAR Awards

Award Years	Stock Price at Date of Grant	Target Value Awarded (1)	Share Price Appreciation Since Grant (2)	Current In-the-Money Value (3)
2009	$11.31	$731,264	339.8%	$6,011,221
2010	$20.27	$736,793	145.4%	$2,290,408
2011	$20.37	$854,895	144.2%	$2,651,347
2012	$35.18	$931,758	41.4%	$831,784

(1)	As disclosed in our financial statements based on a Black-Scholes fair value calculation on the date of grant for the SARs.
(2)	Based on $49.74 closing price as of December 31, 2012.
(3)	Includes both vested (exercisable) and unvested (unexercisable) values.

In 2012, we awarded 40% of each executive’s long-term incentive value through hybrid performance shares that require threshold achievement based on a financial metric (see “Hybrid Performance Shares” below). The hybrid performance shares vest ratably over a three-year period. In each of the last two years, the CEO has received grants of hybrid performance shares in the same amounts as the total shareholder return performance shares described in the “CEO Total Shareholder Return Performance Awards” table above. To date, all of the CEO’s hybrid performance share awards have satisfied the required performance criteria at their scheduled vesting date.

In February 2013, the Compensation Committee re-evaluated the types of long-term incentive awards used for executives and made revisions designed to further enhance shareholder alignment and executive retention. The Committee decided to discontinue the use of SARs in 2013 and to re-allocate the long-term incentive awards to be comprised of 60% TSR performance shares and 40% hybrid performance shares. The elimination of SARs in favor of a heavier weighting of TSR performance shares creates a stronger link between the company’s performance relative to its peers and executive compensation. In addition to this reallocation, the Committee revised the vesting schedule for the hybrid performance shares in 2013 from a three year ratable vesting to a three year graduated schedule, with 25% of the award vesting on each of the first two anniversaries of the date of grant and 50% vesting on the third anniversary.

Elements of Our Compensation Program

We use various components of executive compensation, with an emphasis on variable compensation and long-term incentives. The components of executive compensation are presented in the table below and discussed in more detail later in this section of the proxy statement.

Compensation Component	Purpose	Competitive Positioning

Base Salary	Compensation for role, experience, expertise and competencies.	Base salaries are targeted to approximate the market median, taking into account the competitive environment, as well as the experience and accomplishments of each executive.

Annual cash incentive bonus

Reward the achievement of annual business objectives, including:

• Financial Goals (Unit Costs, Finding Costs)

• Operational Goals (specific objectives tied to Production Growth and Reserve Growth)

• Individual objectives aligned with corporate strategy

• Committee evaluation of qualitative performance

Annual bonus opportunities are established as a percentage of base salary and are targeted to match industry bonus percentage levels for comparable executive positions.

Realizing target bonus opportunities requires achieving key annual financial and operating goals aligned with long-term shareholder value creation.

Long-term Incentives

Prominent part of total compensation to maintain alignment with shareholder value creation:

• TSR performance Shares (earned and vested based on Total Shareholder Return versus peers)

• Stock Appreciation Rights (time vested)

• Hybrid Performance Shares (time vested and tied to operating cash flow results)

• Stock Ownership Guidelines

Long-term incentives are intended to promote long-term value creation for shareholders and to retain executives through extended vesting periods.

To place relatively greater emphasis on the importance of shareholder return performance, the value of equity awards is generally targeted above the median of the peer group, although other individual and Company circumstances influence the award amounts.

Executive Benefits and Perquisites	Comprehensive programs to build financial security, manage personal financial risk and limit Company costs.	Value of benefits and perquisites is generally targeted to be competitive with market levels and comprises a minor component of total compensation.

Total Compensation	Designed to attract, retain, align and engage highly qualified executives, while creating a strong connection to financial and operational performance and long-term shareholder value.	Total compensation is highly correlated with Company and individual performance and is evaluated for its competitiveness when compared to the peer group.

In making compensation decisions, the Committee includes comparisons of each element of total compensation against a peer group of publicly-traded exploration and production companies. In that total, a greater weight is placed on long-term equity awards versus salary and annual cash incentive bonus to foster an environment where stock price appreciation over the long-term is a major executive focus. This focus in turn aligns the interests of the executives with those of the shareholders. The competitive market is determined by reference to the compensation practices of an industry peer group as set forth below.

Industry Peer Group

The companies chosen by the Committee for the peer group represent our direct competitors of similar size and scope in the exploration and production sector of the energy industry, and include several companies that compete in our core areas of operation for both business opportunities and executive talent. The peer group changes from time to time due to organic changes in the Company or its peers, business combinations, asset sales and other types of transactions that cause peer companies to no longer exist or to no longer be comparable. The Committee approves all revisions to the peer group. As discussed in our 2012 proxy statement, due to our rapid growth in recent years, in February 2012 the Committee adopted a revised peer group to achieve a more balanced range of enterprise value and market capitalization relative to the Company. The Committee referenced this revised group in setting 2012 compensation levels and for total shareholder return comparisons in the 2012 to 2014 performance cycle. Based on 2012 year-end closing market prices, the market capitalization of companies in our industry peer group ranged from approximately $495 million to $18 billion. Our market capitalization at 2012 year-end was approximately $10.5 billion. In February 2013, the Committee affirmed the application of the current peer group to the 2013 to 2015 performance cycle. Our peer group is as follows:

•   Berry Petroleum Company

•   Cimarex Energy Company

•   Concho Resources Inc.

•   EQT Corporation

•   Exco Resources Inc.

•   Newfield Exploration Company

•   Noble Energy Inc.

•   Pioneer Natural Resources Company

•   Plains Exploration & Production Company

•   QEP Resources Inc.

•   Quicksilver Resources, Inc.

•   Range Resources Corporation

•   Southwestern Energy Company

•   SM Energy Company

•   Ultra Petroleum Corp.

•   WPX Energy, Inc.

2012 Committee Activity

During 2012 the Committee held three regular meetings, one in each of February, July and October. The Committee also held two special meetings during 2012. The Committee held a special meeting in early January 2012 for the purpose of certifying the results for the 2009 to 2011 TSR performance share awards that vested on December 31, 2011. The Committee held a special meeting on December 31, 2012, for the purpose of certifying the results for the 2010 to 2012 TSR performance share awards that vested earlier that day. The awards were paid out on December 31, 2012.

At the time the 2012 grants were made and periodically throughout the year, the Committee referenced the Fall 2011 competitive market study of the peer group by Meridian Compensation Partners, LLC (Meridian), the Committee’s independent compensation consultant. Based on the study and the CEO’s recommendations with respect to the other Company officers, the Committee determined 2012 salaries, bonus payouts for 2011 performance, certified the 2011 results for payouts of one-third of each of the hybrid performance shares granted from 2009 to 2011, and the annual grant of long-term incentive awards for our officers. A detailed discussion of each item of compensation can be found below under “Elements of Compensation.”

Also at the February 2012 meeting and prior to making any compensation decisions, the Committee reviewed a detailed analysis of wealth accumulation for each NEO for the period from 2002 to 2011. The Committee does not use tally sheets, but over the course of the year does review each element of compensation for the NEOs, including elements of total direct compensation and payments upon severance or change of control, as well as other benefits and perquisites. Lastly, at the February 2012 meeting, the Committee and the Board of Directors approved the 2012 measurement criteria for the 2012 cash bonus plan.

During 2012, the Committee reviewed an analysis prepared by Meridian of 2011 executive compensation reported by our peer group. From the available 2011 survey information, the Committee evaluated its compensation decisions relative to our peer group. The Committee also reviewed an analysis prepared and presented by Meridian of current compensation issues and trends, including a 2012 competitive market study of executive compensation among the peer companies. This analysis is utilized in the Committee’s review of all components of compensation in the following February meeting.

Elements of Compensation

Elements of In-Service Compensation

There are three major elements of the executive in-service compensation program: (1) base salary, (2) annual cash incentive bonus and (3) long-term incentive equity awards. Company perquisites are a minor element of the executive compensation program. This design generally mirrors the pay practices of the exploration and production industry generally and our selected industry peer group. Our compensation is intentionally weighted toward long-term equity-based compensation. Each element is described below.

Mr. Dinges, our Chairman, President and Chief Executive Officer, has a significantly broader scope of responsibilities than the other named executive officers. The difference in compensation for Mr. Dinges described below primarily reflects these differing responsibilities and, except as described below, does not result from the application of different policies or decisions with respect to Mr. Dinges.

Base Salary

The Committee believes base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. The base salary of each executive, including the NEOs, is reviewed annually by the Committee. The CEO’s salary is established by the Committee (and ratified by the Board of Directors) and the other executives’ salaries are established jointly by the CEO and the Committee. Base salary is targeted for all executive positions near the median level of the peer group. Individual salaries take into account our established salary policies and our current salary budget; the individual’s levels of responsibility, contribution and value to the Company; individual performance; prior relevant experience; breadth of knowledge and internal and external equity issues. Base salary increases from 2011 to 2012 for the NEOs ranged from approximately 8% to 17%.

Name	2011 Base Salary	2012 Base Salary
Mr. Dinges	$650,000	$700,000
Mr. Schroeder	$380,000	$420,000
Mr. Cunningham	$290,000	$320,000
Mr. Hutton	$274,000	$320,000
Mr. Stalnaker	$255,000	$275,000

In 2012, the Committee reviewed two competitive market studies for compensation of the peer group, prepared by our independent consultant. The Committee noted that Mr. Dinges’ 2012 base salary of $700,000 was below the 25th percentile of the industry peer group for the 2012 competitive data. The base salaries of the other NEOs generally matched the median of peers in total, although individual base salaries varied by position due to individual experience in each role and differences in peer organization management structures relative to ours. The Committee views these salary levels as consistent with its compensation philosophy, given the ongoing changes in peer compensation levels and the intention of delivering a relatively higher percentage of CEO compensation through long-term incentives. The Committee took no additional action to revise base salaries during the year.

In February 2013, in connection with Mr. Dinges’ performance evaluation and the results of the competitive market studies, Mr. Dinges’ base salary was increased approximately 18% to $825,000, which places his compensation at approximately the 50th percentile of the industry peer group for 2012 data. Base salaries for the NEOs increased from 5% to 9% for 2013 over 2012 levels.

Annual Cash Incentive Bonus

The annual cash incentive bonus opportunity is based upon our pay-for-performance philosophy. The opportunity provides the NEOs, as well as other executives and key employees, with an incentive in the form of an annual cash bonus to achieve overall business goals. The bonus opportunity is stated as a percentage of base salary and is set using the Committee’s philosophy to target bonus levels (as a percentage of base salary) consistent with the competitive market for executives in similar positions. Annual bonus opportunities are based on specific goals that are of primary importance to the Company during the coming year and motivate executives to achieve those goals.

During 2012 the bonus opportunity for the NEOs was as follows:

Executive	Target Bonus (as a % of Salary)	Target Bonus Value (100%)
Mr. Dinges	100%	$700,000
Mr. Schroeder	100%	$420,000
Mr. Cunningham	70%	$224,000
Mr. Hutton	70%	$224,000
Mr. Stalnaker	60%	$165,000

The bonus measurement criteria for 2012 were unchanged from 2011. The measurement criteria were designed to emphasize value-generating metrics, to link related metrics together to take into account the interrelated impacts of such metrics on value creation, and to increase the overall payout potential for a breakout year, all while simplifying the calculation and reducing overall discretion. Also, the measurement criteria place a cap on the payment for performance for each metric at 275% of target payout, which allows for some additional benefit for above-range performance, but removes the potential of one metric creating a disproportionate payout. The overall plan has a target maximum award of 250% of target in the aggregate, but individual awards can vary, at the discretion of the Committee. The metrics, their weightings and the required levels of achievement for specified bonus awards are listed in the table below.

		2012 Bonus Achievement Levels (% of Target)
	Weighting	0%	100%	200%
Reserve Growth	25%	8%	14%	20%
Finding Costs	15%	$1.40	$1.17	$1.00
Production Growth	25%	29%	36%	43%
Unit Costs	15%	$4.10	$3.70	$3.30
Strategic Evaluation (Discretionary)	20%

	100%

At the start of each year the bonus criteria targets are established based on the operating budget approved by the Board of Directors. The payout ranges are created at this same time. Upon completion of each fiscal year, the CEO makes recommendations to the Committee for annual bonuses to be paid to each executive officer (other than the CEO) using the formula established for the program in that year. The Committee references both the CEO’s recommendations and the formulaic output in determining the bonuses to be paid to the NEOs other than the CEO. With respect to the strategic evaluation component, the Compensation Committee evaluates key influences on Company performance not otherwise considered through the metrics. These may include the management of capital spending, environmental and safety performance, net income performance, organizational leadership and other factors the Committee deems to have been important in the prior year’s performance. The Committee follows no formulaic structure relating to these factors. In general, the Committee expects to award the target 20% of the strategic evaluation component in years when the Company meets internal and external performance expectations with respect to these factors, although the strategic component can range from 0% to 55% in the weighting of the bonus awards calculation. Acquisitions and divestitures are not part of establishing the target metrics because the Company does not budget these activities. When acquisition or divestiture activity occurs, the Committee assesses its impact and exercises its discretion to adjust for the impact.

Additional parameters for the 2012 annual cash incentive bonus include a payout multiplier of 1.5 times for each of two grouped metrics if the grouped metrics both achieve target, subject to the 275% maximum payout per metric. The grouped metrics are (1) Reserve Growth and Finding Costs, and (2) Production Growth and Unit Costs. The Committee established the incentive on the grouped metrics to encourage a balanced approach to achieving operational goals and to discourage over-achievement of one metric in a manner that adversely affects the grouped metric. For example, undisciplined spending on a development program could help achieve the reserve growth metric at levels above target levels, but cause finding costs to increase to unacceptable levels. By grouping the reserve growth and finding costs metrics together, and using a payout multiplier of 1.5 for achieving target in both metrics, the Committee is rewarding efficiency in operations.

In 2012, actual performance under these metrics exceeded targets and budget metrics as follows:

	Actual Results	Bonus Plan Target (100%)	Bonus Plan Maximum (200%)
Reserve Growth	26.7%	14%	20%
Finding Costs	$0.87	$1.17	$1.00
Production Growth	42.8%	36%	43%
Unit Costs	$3.69	$3.70	$3.30

We had proved reserves in excess of 3.8 Tcfe, representing reserve growth of 26.7% in 2012. These reserves were added at a very efficient $0.87 per Mcfe. Production growth of 42.8% helped drive down unit costs to the lowest level in eight years. In reaching a conclusion on the strategic evaluation component, the Committee especially considered that our significant level of outperformance versus the measurement criteria was supported in fact by the corresponding substantial increase in our stock price. The Committee also found that the executives initiated effective strategies to maximize the value of the Company’s investments in the North and South operating regions and to position the Company for continued long-term success. In light of these achievements, the Committee set an above-target score on the strategic evaluation component. The result of 2012 performance against all the bonus metrics, including the strategic evaluation component, was that the total bonus award pool was approved at 250% of target.

Upon completion of each fiscal year, the Committee determines the CEO’s annual cash incentive bonus based on Company performance, the results of the bonus plan formula described above and the Board’s annual CEO performance evaluation. The independent directors of the Board discuss and ratify the CEO’s annual cash incentive bonus payment, considering the factors stated above and any factors relating to performance that were particularly significant in the year in question. In 2012, the Committee noted in particular the Company’s best in class one and three-year total shareholder return, the continued development of senior leadership, the operational oversight leading to value enhancement in both the North and South operating regions and continued strategic efforts to maximize total enterprise value. The CEO’s bonus payment for 2012 was 250% of target.

Long-Term Incentives

In 2012, the Committee continued its practice established in 2007 of awarding two types of performance shares – TSR performance shares and hybrid performance shares – and stock appreciation rights (“SARs”) to provide long-term incentives to our NEOs. The award allocation to NEOs is designed to provide 40% of the targeted grant-date value from TSR performance shares, 40% from hybrid performance shares and 20% from SARs. The total size of the long-term incentive awards is based on a number of factors, including peer group and related industry competitive practice, which is used as a point of reference to gauge appropriate total compensation levels for a company of our size, business complexity and growth profile. The Committee does not typically consider prior period long-term incentive awards, such as the amount of equity previously granted and outstanding, or the number of shares owned, when determining annual long-term incentive awards.

All long-term incentives awarded in 2012 were made under the 2004 Incentive Plan, which was approved by our stockholders at the 2004 Annual Meeting of Stockholders and the performance goals of which were approved by our stockholders at the 2009 Annual Meeting of Stockholders.

TSR Performance Shares. The Committee believes performance shares based on the Company’s total shareholder return relative to that of its peers provides a strong link between the performance of the executive group and their pay, whereas other types of equity awards, such as stock options may not. The Committee also believes that a relative comparison of performance against peers over a three-year period, as opposed to a single year, provides a better evaluation of how management performed under changing economic conditions. For these reasons, the Committee believes that our TSR performance share awards are a good measure of performance versus the peer group and appropriately link stock performance and compensation. To allow for payouts in excess of target without excessive dilution or the need to reserve shares in excess of target, all payouts in excess of 100% of target are paid in the cash value of the shares, based on the average of the high and low trading prices of our common stock on the last day of the performance period. For additional information about the TSR performance shares, see the table “Grants of Plan-Based Awards” below.

Hybrid Performance Shares. Due to restricted stock share limitations under the 2004 Incentive Plan and Section 162(m) tax considerations, in 2012 the Committee again awarded hybrid performance shares instead of restricted stock. The hybrid performance shares vest over a three year period from the date of grant, provided the Company has $100 million or more operating cash flow in the fiscal year prior to the vesting date. Hybrid performance shares also have less underlying volatility than do traditional performance shares, and therefore help manage attrition risk by creating a more sustained forfeitable stake in the Company. For additional information about the hybrid performance shares, see the table “Grants of Plan-Based Awards” below.

Stock Appreciation Rights (SARs). The Committee awarded SARs in 2012 with an exercise price equal to the fair market value on the date of grant, which is defined in the 2004 Incentive Plan as the average of the high and low trading prices of the Common Stock on the grant date. Consistent with our 2004 Incentive Plan, the SAR grant date is the date on which the Committee or the Board of Directors approves the award. SAR awards, as well as all other executive equity awards, are generally made in February of each year at a pre-scheduled, regular meeting of the Committee. Company management is given no discretion to choose the grant dates. All SARs granted to date have a three-year vesting period – vesting one-third on each of the first, second and third anniversaries of the date of grant – and a seven-year term. Upon exercise, the executive receives shares of the Company’s common stock having a value equal to the appreciated value of the award.

As discussed above under “CEO Compensation and Performance-Based Pay,” in February 2013, the Committee revised the mix of long-term incentive awards for the NEOs, discontinuing the use of SARs for 2013 and increasing the use of the TSR performance shares to 60% of the total long-term incentive award. The Committee also changed the vesting schedule of the hybrid performance shares from a three year ratable vesting to a three year graduated vesting, with 25% vesting on the first two anniversaries of the date of grant and 50% vesting on the third anniversary of the date of grant.

Personal Benefits and Perquisites

We provide the NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the level of perquisites and other personal benefits provided to the NEOs. In an effort to promote physical and financial health of the NEOs, they are provided with club membership dues, a Company-paid physical examination for the NEO and his or her spouse, a financial and tax planning stipend of up to $3,000 annually, life insurance, and spouse travel to certain business meetings. The NEOs are reimbursed for these expenses only if they are incurred. The aggregate cost to the Company of the perquisites and personal benefits described above for the NEOs for 2012 are included under “All Other Compensation” in the Summary Compensation Table below.

Other Compensation

We offer all of our employees, including the NEOs, industry competitive benefits including medical and dental reimbursement, short-term and long-term disability plans, basic life and accident insurance and an employee assistance program. We offer a retirement program consisting of both qualified and non-qualified defined contribution savings plans. See “Elements of Post-Termination Compensation” below for further descriptions of these programs.

Impact of Regulatory Requirements

Our performance shares, both traditional and hybrid, and SARs (when used as a long-term incentive) are intended to constitute “qualified performance based compensation” as defined under Section 162(m) of the Internal Revenue Code. The effect of that qualification is that compensation paid to covered employees pursuant to the performance shares and the SARs should remain fully deductible. It is the Committee’s intent that the majority of long-term incentive awards and annual cash incentive bonuses will qualify under Section 162(m) and with respect to 2012 compensation, we believe that to be the case. However, a loss of deductibility may occur from year to year and is not considered a material factor in setting compensation.

In addition, in order to permit the Committee the flexibility to use subjective and discretionary components in setting annual cash incentive awards without the Company’s loss of deduction under Section 162(m), we use a “negative discretion” plan for executive officers to whom Section 162(m) might be applicable. Under this plan, the Committee sets one or more financial or operating performance targets early in the year to create a bonus pool intended to meet the requirements of Section 162(m) for such executive officers and reserves the right to reduce or otherwise set the cash incentive amounts taking other factors into account. As a result, the Section 162(m) metrics are not the primary metrics used in determining the relevant cash incentive awards to these executive officers.

Clawback Provisions

We have not adopted express “clawback” provisions with respect to compensation elements which would allow the Company to recoup paid compensation from designated officers in the event of a financial restatement. The Committee has deferred taking action on clawbacks until such time as the regulations are issued pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act in order to ensure our policy will comply with the regulations. The Committee will continue to consider the appropriateness of clawback provisions in future compensation decisions.

Elements of Post-Termination Compensation

Pension Plan

In 2010, after a detailed assessment, the Company determined that the cost of providing benefits under its noncontributory defined benefit plan, together with the increasing regulatory and reporting burden, made it desirable to terminate the pension plan and replace it with an additional contribution to our Savings Investment Plan, as described below. In July 2010, we notified our employees, including the NEOs, that effective September 30, 2010 the pension plan would be frozen and liquidated. In June 2012, distributions were made to all qualifying employees, including the NEOs. In connection with the pension plan termination, we allowed for an early retirement enhancement to the benefit to be received upon distribution for all participants for every year under the age of 55. See “Pension Benefits” below for a description of amounts paid to the NEOs in 2012.

Savings Investment Plan

The savings investment plan is a tax-qualified retirement savings plan, or 401(k) plan, in which all employees, including the NEOs, may participate. It allows participants to contribute the lesser of up to 50% of their annual salary, or the limit prescribed by the Internal Revenue Service, on a pre-tax basis. We match 100% of the first six percent of a participant’s eligible pre-tax contribution. Participants are 100% vested in the Company’s contributions after five years of service, vesting 20% per year.

During 2012, we continued the practice, established in 2011 after the termination of the pension plan, of contributing 9% of salary and bonus of all eligible employees, including all eligible NEOs, into the 401(k) plan (or into the non-qualified deferred compensation plan to the extent in excess of the qualified plan limits). Participants are 100% vested in the Company’s contributions after five years of service, vesting 20% per year. The 9% contribution is approved annually by the Board of Directors and in October 2012, the Board approved continuation of the contribution for 2013.

Deferred Compensation Plan

The non-qualified deferred compensation plan provides supplemental retirement income benefits for our officers, including the NEOs, through voluntary deferrals of salary, bonus and certain long-term incentives. It also allows for the Company to provide its full 6% percent match and 9% non-elective contribution when contributions of the matching amount cannot be made to our 401(k) plan due to federal income tax limitations. The plan allows the officers to defer the receipt and taxation of income until retirement from the Company. We make no additional contributions to, nor do we pay in excess of market interest rates on, the deferred compensation plan. Amounts deferred by an officer under the deferred compensation plan are held and invested by the Company in various mutual funds and other investment options selected by the officer at the time of deferral. For additional information about the deferred compensation plan, including the investment options and the manner of distributions, see “Non-Qualified Deferred Compensation” below.

Retiree Medical Coverage

NEOs are eligible for certain health benefits for retired employees, including their spouses, eligible dependents and surviving spouses. The health care plans are contributory with participants’ contributions adjusted annually. Employees become eligible for this benefit if they meet certain age and service requirements at retirement.

Change in Control Agreements

We have entered into change in control agreements with the NEOs and certain other officers that provide for cash payments and certain other benefits in the event that the employee is actually or constructively terminated within two years of a change in control event. This program has been in place since 1995, with some modifications in 2001. At both of these time frames, many of the industry peer group and industry generally had in place some form of change-in-control program. When approving the plan in 1995 with minor modifications in 2001, the Committee reviewed data regarding similar plans within the peer group and the Company’s industry generally and applied its judgment to determine whether triggering events and benefit levels under these agreements were necessary to meet the Committee’s objectives of encouraging such employees to remain with the Company in the event of a change in control during circumstances suggesting a change in control might occur. The Committee believes this program is important in recruiting and retaining strong leadership and to encourage retention in these situations.

The cash payments include three times the sum of base salary and the highest bonus paid in the last three years or targeted to be paid in the year of termination. Benefits include continued eligibility for medical, dental and life insurance for three years, provided the employee pays the premiums, three years service credit in retirement plans, limited outplacement assistance and tax gross-up on excise taxes for agreements that were in place prior to 2010. In 2010, the Committee adopted a policy to exclude excise tax gross-up provisions for change in control agreements adopted after that date. The award agreements for the equity awards also contain accelerated vesting immediately upon a change in control, subject, in the case of the traditional performance shares, to the achievement of the prescribed performance conditions as of the last day of the month immediately preceding the month in which the change in control event occurs.

The Committee generally views the potential payments and benefits under the change in control agreements as a separate compensation element because such payments and benefits are not expected to be paid in a particular year and serve a different purpose for the executive other than elements of compensation. Accordingly, those payments and benefits do not significantly affect decisions regarding other elements of compensation.

Stock Ownership Guidelines

The Corporate Governance and Nominations Committee and the Board of Directors have adopted stock ownership guidelines for our officers and directors. Under those guidelines, the Chief Executive Officer and the Chief Financial Officer are expected to hold 30% of the after-tax shares received upon the vesting or exercise of an equity award until such time as they have accumulated six times their base salary. Directors are expected to hold 30% of the after-tax shares received upon the vesting or exercise of an equity award until such time as they have accumulated five times their annual retainer. All other

Vice Presidents are expected to hold 30% of the after-tax shares received upon the vesting or exercise of an equity award until such time as they have accumulated three times their base salary. All of the NEOs have reached the required level of shareholdings under the stock ownership guidelines.

Although the Committee has elected to defer action on a policy against the hedging or pledging of Company stock until the SEC issues rulemaking, as required by Section 955 of the Dodd-Frank Act, to the Company’s knowledge, none of our officers or directors have entered into any hedging transactions with respect to Company stock, nor have they pledged any Company stock to secure any personal indebtedness or deposited Company stock into any margin account.

Conclusion

We believe these executive compensation policies and programs effectively serve the interests of the shareholders and the Company. The Committee has worked over the years to devise, manage and provide an executive compensation program that meets its intended objectives and contributes to the Company’s overall success.

2012 Say on Pay Vote

At the 2012 Annual Meeting, 95.24% of our shareholders who voted approved the compensation paid to our NEOs. The Committee believes this affirms the shareholders’ support of our approach to executive compensation. In 2012, the Committee substantially maintained similar compensation practices it used in 2011. The Committee noted and appreciated the support of our shareholders for our compensation plans and programs in 2012 and will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the NEOs.

Compensation Consultant

The Committee employs the services of an executive compensation consultant. In 2012, the Committee engaged Meridian as its independent consultant, and Meridian has also been retained by the Committee for 2013. Meridian is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices for a group of industry peers. The Committee-approved industry peer group is listed and described in more detail above at “Industry Peer Group.” Meridian is also responsible for preparing and presenting an outside director compensation study using the same industry peer group. The Committee relies on Meridian for input on pay philosophy, current market trends, legal and regulatory considerations and prevalence of benefit and perquisite programs. A representative of Meridian attends all regular meetings of the Committee and participates in most executive sessions.

In October 2012, the Committee reviewed the independence of Meridian, and found it to be independent and without conflicts of interest in providing services to the Committee. In making such determination, the Committee considered the six factors established by the NYSE in then-proposed amendments to Section 303A of the Listed Company Manual, to be effective July 1, 2013. Fees paid by the Company to Meridian account for less than 1% of Meridian’s total annual revenues. The Committee reviewed Meridian’s policies and procedures designed to prevent conflicts of interest. To the knowledge of Meridian, there are no personal relationships among Meridian partners, consultants or employees and members of the Committee or the Company’s management. To the knowledge of Meridian, none of the Meridian partners, consultants or employees providing services the Committee owns Company stock. Meridian works exclusively for the Committee and performs no services directly for management. Management does not retain the services of a compensation consultant.

Role of Executives in Establishing Compensation

The President and CEO, the Vice President and CFO, and the Corporate Secretary and Managing Counsel each play a role in our compensation process. With the benefit of Meridian’s independent competitive market study, the CEO makes compensation recommendations to the Committee for our other officers, but not for his own compensation. The CEO considers internal pay equity issues, individual performance and Company performance in making his recommendations to the Committee. The Vice President and CFO makes recommendations to the CEO for the officers who are his direct reports. The Human Resources Department provides the Committee survey data from a wider group of companies in the energy sector than the industry peer group described above, which the Committee uses for evaluation of non-executive compensation trends, and general administrative support implementing the Committee’s decisions. The executives listed above, together with the Corporate Secretary and Managing Counsel, prepare materials and agenda for the Committee meetings and also prepare the long-term equity plans as directed by the Committee for its review and consideration. Certain of the noted officers attend the Committee meetings; however, the officers are generally excused from the meetings to enable the Committee to meet privately in executive session, both with and without the compensation consultant also being present. The Committee has delegated to management authority to administer the long-term incentive plans in accordance with the terms and conditions of the shareholder approved plans, the specific award agreements and the specific individual awards approved by the Committee and, as needed, by the Board of Directors.

Executive Compensation Business Risk Review

The ownership stake in the Company provided by our equity-based compensation, the extended vesting of these awards and our stock ownership guidelines are designed to align the interests of our NEOs with our shareholders, maximize performance and promote executive retention. At the same time, the Committee believes, with the concurrence of our independent consultant, that, as a result of our focus on long-term incentive compensation, our use of balanced long-term incentives, the metric diversification and capped opportunities in our annual bonus plan and long-term incentives, and our stock ownership guidelines, our executive compensation program does not encourage management to take unreasonable risks related to the Company’s business.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Rhys J. Best, Chairman

James R. Gibbs

P. Dexter Peacock

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the CEO, the CFO and the next three most highly compensated executive officers (“NEOs”) for the fiscal year ended December 31, 2012. Cash bonus amounts paid under the Company’s 2004 Incentive Plan, which are listed in the column titled “Non-Equity Incentive Plan Compensation,” were determined by the Committee at its February 20, 2013 meeting for 2012 performance and, to the extent not deferred by the executive, were paid out shortly thereafter. For additional information about Non-Equity Incentive Plan Compensation, see “Annual cash incentive bonus” above.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Dan O. Dinges Chairman, President and Chief Executive Officer	2012	$678,205	-	$4,265,387	$931,758	$1,750,000	-	$238,540	$7,863,890
	2011	$641,667	-	$3,715,993	$854,895	$1,625,000	$18,270	$200,032	$7,055,857
	2010	$595,833	-	$3,493,322	$736,793	$1,200,000	$1,474,945	$56,137	$7,557,030

Scott C. Schroeder Vice President, Chief Financial Officer and Treasurer	2012	$405,256	-	$1,653,926	$361,283	$1,050,000	-	$152,647	$3,623,112
	2011	$377,500	-	$1,336,063	$307,377	$855,000	$44,279	$122,234	$3,042,453
	2010	$362,500	-	$1,309,725	$276,061	$620,500	$888,298	$49,815	$3,506,899

Jeffrey W. Hutton Vice President, Marketing	2012	$306,179	-	$548,399	$119,797	$580,000	-	$88,157	$1,642,532
	2011	$272,167	-	$513,557	$118,148	$376,750	$51,684	$77,033	$1,409,339
	2010	$261,166	$25,000	$519,176	$109,400	$263,000	$1,108,873	$37,339	$2,323,954

G. Kevin Cunningham Vice President and General Counsel	2012	$308,846	-	$548,399	$119,797	$475,000	-	$99,862	$1,551,904
	2011	$286,667	-	$417,546	$96,063	$507,500	-	$82,016	$1,389,792

Phillip L. Stalnaker Vice President and Regional Manager, North Region	2012	$266,378	-	$391,757	$85,562	$430,000	-	$74,254	$1,247,951

(1)	Cash bonuses paid pursuant to the 2004 Incentive Plan for 2012 annual performance are listed under the column “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in this column reflect the grant date fair value with respect to both the TSR and the hybrid performance share awards for the relevant fiscal year in accordance with the FASB ASC Topic 718. The grant date fair value of the hybrid performance share awards was computed by using the average of the Company’s high and low stock trading price on the date of grant. The grant date fair values per share used to compute the amounts in this column for the hybrid performance shares are as follows:

Grant Date	Grant Date Fair Value per Share	Award Types Included
February 18, 2010	$20.27	Hybrid Performance Shares
February 17, 2011	$20.37	Hybrid Performance Shares
February 16, 2012	$35.18	Hybrid Performance Shares

TSR performance shares granted on February 18, 2010, February 17, 2011 and February 16, 2012 were valued using a Monte Carlo model and the grant date fair values per share used for financial reporting purposes were $22.55, $22.15 and $41.38, respectively. Assumptions used in the Monte Carlo model for these grants, as well as additional information regarding accounting for performance share awards, are included in Note 12 of the Notes to the Consolidated Financial Statements included in the Company’s Form 10-K for the years shown.

(3)	The amounts in this column reflect the grant date fair value with respect to Stock Appreciation Rights (“SARs”) for the relevant fiscal year, in accordance with ASC Topic 718, using a Black-Scholes model. Assumptions used in the calculation of these amounts are included in Note 12 of the Notes to the Consolidated Financial Statements included in the Form 10-K. SARs have not been repriced or otherwise materially modified.

(4)	The amounts in this column reflect cash incentive awards to the NEOs under the 2004 Incentive Plan, which is discussed in detail above under “Annual Cash Incentive Bonus.”

(5)	The amounts in this column for 2010 and 2011 reflect the actuarial increase in the present value of the NEOs benefit under the Company’s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The pension plan was terminated in 2010 as discussed above under “Elements of Post-Termination Compensation-Pension Plan.” There are no amounts in this column for 2012 because accrued benefits under the pension plan were distributed to the NEOs in June 2012 as follows: Mr. Dinges $314,018 (a portion of which was not received by Mr. Dinges, but paid out pursuant to a Qualified Domestic Relations Order); Mr. Schroeder $429,978; Mr. Hutton $973,603; Mr. Cunningham $0; and Mr. Stalnaker $362,243. There were no above-market or preferential earnings on deferred compensation.

(6)	The amounts in this column include the Company’s matching contribution to the Savings Investment Plan (401(k) Plan), which is discussed above under “Elements of Post-Termination Compensation-Savings Investment Plan.” For 2012, such contribution totaled $15,000 for each NEO. The amounts also include the 9% Company retirement contribution to the 401(k) plan (or deferred compensation plan, to the extent in excess of the qualified plan limits). Such contribution for 2012 totaled $207,288 for Mr. Dinges; $113,423 for Mr. Schroeder; $61,464 for Mr. Hutton; $73,471 for Mr. Cunningham and $50,028 for Mr. Stalnaker. The amounts also include for each NEO some or all of the following:
•	Premiums paid on executive term life insurance;
•	Club dues;
•	Executive physical examination for the NEOs and their spouses;
•	A financial and tax planning stipend of up to $3,000 per year; and
•	Spouse travel to certain business meetings.

Grants of Plan-Based Awards

The table below reports all grants of plan-based awards made during 2012. All grants of awards were made under the Company’s 2004 Incentive Plan.

2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price Of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($) (1)	Threshold (#)	Target (#) (2)	Maximum (#) (3)
Dan O. Dinges	02/16/12	$0	$700,000	$1,750,000
	02/16/12				0	55,713	111,426				$2,305,404
	02/16/12					55,713					$1,959,983
	02/16/12								57,128	$35.18	$931,758
Scott C. Schroeder	02/16/12	$0	$420,000	$1,050,000
	02/16/12				0	21,603	43,206				$893,932
	02/16/12					21,603					$759,994
	02/16/12								22,151	$35.18	$361,283
Jeffrey W. Hutton	02/16/12	$0	$224,000	$560,000
	02/16/12				0	7,163	7,345				$296,405
	02/16/12					7,163					$251,994
	02/16/12								7,345	$35.18	$119,797
G. Kevin Cunningham	02/16/12	$0	$224,000	$560,000
	02/16/12				0	7,163	7,345				$296,405
	02/16/12					7,163					$251,994
	02/16/12								7,345	$35.18	$119,797
Phillip L. Stalnaker	02/16/12	$0	$165,000	$412,500
	02/16/12					5,117	10,234				$211,741
	02/16/12					5,117					$180,016
	02/16/12								5,246	$35.18	$85,562

(1)	Amounts in this column represent a bonus payout of 250% of target. See discussion of the bonus factor applicable to the 2012 annual cash incentive bonus in the “Compensation Discussion and Analysis” above under “Annual Cash Incentive Bonus.” See also the actual bonus awards for 2012 in the “Non-Equity Incentive Plan Compensation” column of the “2012 Summary Compensation Table” above.

(2)

The first amount in this column for each NEO represents 100% of TSR performance shares, which would be paid out based on the relative total shareholder return on the Company’s stock over the three year period from January 1, 2012 to December 31, 2014, if the Company’s total shareholder return ranked 9th or higher out of sixteen of its peers. The second amount in this column for each NEO represents 100% of hybrid performance shares, which vest one-third on each of the first, second and third anniversaries of the date of grant, provided the Company has $100 million or more operating cash flow in the fiscal year prior to the vesting date.

(3)	Amounts in this column represent 200% of the targeted TSR performance shares, although amounts earned in excess of 100% up to 200% are paid in cash, rather than shares, based on the average of the high and low trading prices of a share of Common Stock on the last day of the performance period. See discussion of the additional terms of the TSR performance shares below.

(4)	Amounts in this column represent SARs that vest one-third on each of the first, second and third anniversaries following the date of grant and have a seven year term. The exercise price of the SARs shown is the average of the high and low trading prices of the Common Stock on February 16, 2012, the award date, as required by the 2004 Incentive Plan.

(5)	The amounts in this column reflect the grant date fair value of the TSR performance shares, the hybrid performance shares and the SARs granted in 2012, as computed in accordance with ASC Topic 718. The TSR performance share awards were valued using a Monte Carlo model and the grant date fair value per share used for financial reporting purposes was $41.38. The hybrid performance share awards were valued using the average of the Company’s high and low stock trading price on the date of grant, which was $35.18. SARs were valued using a Black-Scholes model and the grant date fair value per share used for financial reporting purposes was $16.31. Additional assumptions used in the Monte Carlo model for TSR performance shares and the Black-Scholes model for SARs, as well as other assumptions used in the calculation of these amounts, are included in footnote 12 of the Notes to the Consolidated Financial Statements included in the Form 10-K.

TSR performance shares

The TSR performance shares awarded in 2012 have a three-year performance period, which commenced January 1, 2012 and ends December 31, 2014. Each TSR performance share represents the right to receive, after the end of the performance period, from 0% to 200% of a share of Common Stock (with amounts over 100% paid in cash), based on the Company’s performance. The performance criteria that determines the payout per performance share is the relative total shareholder return on the Company’s Common Stock as compared to the total shareholder return on the common equity of each company in a comparator group. For this purpose, total shareholder return is expressed as a percentage equal to common stock price appreciation as averaged for the first and last month of the performance period, plus dividends (on a cumulative reinvested basis). The comparator group consists of the companies listed above under “Industry Peer Group.” If any member of the comparator group ceases to have publicly traded common stock or if as a result of other business transactions becomes incomparable, it may be removed from the comparator group and a replacement company added by the Compensation Committee, or the Committee may decide to reduce the peer group to the remaining companies.

After the end of the performance period, the Company will issue shares of Common Stock and pay cash in respect of each TSR performance share based on the relative ranking of the Company versus the comparator group for total shareholder return during the performance period using the following scale:

Company Relative Placement	Percent Performance Shares	Value Consideration
1-2 (highest)	200%	100% stock / 100% cash
3	185%	100% stock / 85% cash
4	170%	100% stock / 70% cash
5	155%	100% stock / 55% cash
6	140%	100% stock / 40% cash
7	125%	100% stock / 25% cash
8	110%	100% stock / 10% cash
9	100%	stock
10	90%	stock
11	75%	stock
12	60%	stock
13	45%	stock
14	30%	stock
15	15%	stock
16-17 (lowest)	0%

As noted above, in the event of a relative ranking of 1 through 8, corresponding to a percentage payout above 100%, a share of TSR performance stock will entitle the participant to receive one full share of Common Stock with respect to the first

100% of the payout and the balance of the payout in cash, in an amount based on the fair market value of a share of Common Stock at the end of the performance period. The Committee certifies the Company’s relative placement and the resulting level of achievement of the performance share awards prior to the issuance of Common Stock and cash, if any.

If a participant is not an employee on the last day of the performance period due to death, disability or retirement, Common Stock will be issued on the original performance period schedule and the level of payout will be determined as with all other participants, except that (i) if the participant retires and thereafter accepts an offer of employment from a competitor at any time prior to the receipt of Common Stock, the participant will forfeit the right to receive such Common Stock and (ii) in the case of a retirement, the participant must be an employee on September 30th of the year the award is granted in order to continue vesting in the award. If a participant is not an employee on the date the Compensation Committee certifies the Company’s achievement level with respect to the TSR performance shares due to any other voluntary or involuntary termination, no Common Stock or cash will be issued in respect of the participant’s TSR performance share award unless otherwise determined by the Compensation Committee. Prior to the issuance of shares of Common Stock in respect of a TSR performance share award, the participant will have no right to vote or receive dividends on the shares. The TSR performance share award may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change In Control (as defined) all unvested TSR performance shares shall vest to the extent of actual performance as of the Change In Control. Actual performance as of the Change In Control is based on the greater of (i) total shareholder return through the end of the month prior to the Change In Control or (ii) total shareholder return through the end of the month prior to the Change In Control calculated using the value realized by shareholders in the Change In Control event. In the event the Company ceases to have publicly traded Common Stock as a result of a business combination or other extraordinary transaction, the performance period will be terminated effective upon the date of such cessation.

Hybrid performance shares

The hybrid performance shares awarded in 2012 vest one-third on each of the first, second and third anniversaries of the date of grant, provided the Company has $100 million or more operating cash flow in the fiscal year prior to the vesting date. If the performance metric is not met in any given year, then the respective tranche of hybrid performance shares will be forfeited. Unvested hybrid performance shares will be forfeited if, during the three-year vesting period, the executive voluntarily leaves the Company. In the event of an involuntary termination by the Company, the Compensation Committee will determine whether the unvested hybrid performance shares will be forfeited. In the event of an employment termination due to death, disability or retirement, all unvested hybrid performance shares will vest in accordance with the original vesting schedule except that (i) if the participant retires and thereafter accepts an offer of employment from a competitor at any time prior to the receipt of hybrid performance shares, the participant will lose the right to receive such hybrid performance shares and (ii) in the case of a retirement, the participant must be an employee on September 30th of the year the award is granted in order to continue vesting in the award. Prior to vesting, the participant has no right to vote or receive dividends on such shares. The hybrid performance shares may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change In Control (as defined), the unvested hybrid performance shares will vest.

SARs

The SARs awarded in 2012 vest one-third on each of the first, second and third anniversaries of the date of grant and have a seven year term. Unvested SARs will be forfeited and vested SARs must be exercised within 90 days if the executive voluntarily leaves the Company. In the event of an involuntary termination by the Company, the Compensation Committee may extend the exercise period for vested SARs from 90 days to 36 months. In the event of an employment termination due to death, disability or retirement, all SARs will vest except that (i) if the participant retires and thereafter accepts an offer of employment from a competitor at any time prior to the exercise of the SARs, the participant will lose the right to exercise any remaining SARs and the remaining SARs shall be forfeited and (ii) in the case of a retirement, the participant must be an employee on September 30th of the year the award is granted in order to continue vesting in the award. The SAR award may not be assigned or transferred except by will or the laws of descent and distribution. In the event of a Change In Control (as defined) all unvested SARs shall vest and remain exercisable throughout the term of the SAR, provided the Company’s stock is still trading on a national stock exchange.

In the event of any merger, reorganization, recapitalization, separation, liquidation, stock dividend, share combination or other change in the corporate structure of the Company affecting the performance shares or the SARs, the number of performance shares and SARs will be equitably adjusted by the Compensation Committee to prevent dilution or enlargement of rights.

For additional information about the treatment of certain of Mr. Dinges’ awards in the event of an employment termination, see “Potential Payments Upon Termination or Change In Control” below.

Outstanding Equity Awards at Fiscal Year-End

The table below reports for each NEO outstanding equity awards at December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	(1)	(2)						(3)(4)	(5)
Dan O. Dinges	156,420		-	$11.31	2/19/2016
	51,812	25,908	-	$20.27	2/18/2017
	30,090	60,184	-	$20.37	2/17/2018
		57,128	-	$35.18	2/16/2019
			-					143,107	$7,118,142
			-					140,845	$7,005,630
Scott C. Schroeder	24,400		-	$17.61	2/22/2014
	32,400		-	$24.24	2/20/2015
	58,820		-	$11.31	2/19/2016
	19,412	9,708	-	$20.27	2/18/2017
	10,818	21,640	-	$20.37	2/17/2018
		22,151	-	$35.18	2/16/2019
			-					53,025	$2,637,464
			-					52,625	$2,617,568
Jeffrey W. Hutton	13,200		-	$17.61	2/22/2014
	12,900		-	$24.24	2/20/2015
	23,320		-	$11.31	2/19/2016
	7,692	3,848	-	$20.27	2/18/2017
	4,158	8,318	-	$20.37	2/17/2018
		7,345	-	$35.18	2/16/2019
			-					19,241	$957,047
			-					19,209	$955,456
G. Kevin Cunningham	3,380	6,764	-	$20.37	2/17/2018
		7,345	-	$35.18	2/16/2019
			-					16,983	$844,734
			-					13,711	$681,985
			-					6,000	$298,440
Phillip L. Stalnaker	4,980	2,490	-	$20.27	2/18/2017
	2,704	5,410	-	$20.37	2/17/2018
		5,246	-	$35.18	2/16/2019
			-					12,973	$645,277
			-					12,939	$643,586

(1)	Amounts in this column represent the exercisable portion of SARs granted in various years, all of which vest ratably on the first, second and third anniversaries of the date of grant and have a seven-year term.

(2)	Amounts in this column represent the unexercisable portion of SARs granted in various years, all of which vest ratably on the first, second and third year anniversaries of the date of grant and have a seven year term. Mr. Cunningham commenced receiving SAR awards in 2011 and Mr. Stalnaker commenced receiving SAR awards in 2010.

(3)	The first amount in this column for each NEO is TSR performance share awards. The terms and conditions of the TSR performance share awards are described in the narrative following the “2012 Grants of Plan-Based Awards” table above. The TSR performance shares vest, if at all, for each executive as follows (assuming 100% payout):

Date	Dan O. Dinges	Scott C. Schroeder	Jeffrey W. Hutton	G. Kevin Cunningham	Phillip L. Stalnaker
12/31/2013	87,394	31,422	12,078	9,820	7,856
12/31/2014	55,713	21,603	7,163	7,163	5,117

The second amount in this column for each NEO is hybrid performance shares. The terms and conditions of the hybrid performance share awards are described in the narrative following the “2012 Grants of Plan-Based Awards” table above. The hybrid performance shares vest, if at all, for each executive as follows:

Date	Dan O. Dinges	Scott C. Schroeder	Jeffrey W. Hutton	G. Kevin Cunningham	Phillip L. Stalnaker
2/18/2013	26,868	10,074	3,994	-	2,584
2/17/2013	29,132	10,474	4,026	3,274	2,618
2/17/2014	29,132	10,474	4,026	3,274	2,620
2/16/2013	18,571	7,201	2,387	2,387	1,705
2/16/2014	18,571	7,201	2,388	2,388	1,706
2/16/2015	18,571	7,201	2,388	2,388	1,706

(4)	For Mr. Cunningham, the third amount in this column represents employee performance shares granted to him prior to being named an executive officer of the Company with a performance period of January 1, 2010 to December 31, 2012.

(5)	Market value is based on the $49.74 per share closing price of the Company’s common stock on December 31, 2012.

Option Exercises and Stock Vested

The table below reports stock options that were exercised and performance shares that vested during 2012.

2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan O. Dinges	336,350	$10,013,807	146,500(2)	$5,607,288(2)(5)
	-	-	-	$3,756,883(3)
	-	-	185,776(4)	$7,688,950(4)(5)
	-	-	-	$4,055,700(3)
Scott C. Schroeder	60,000	$1,866,600	55,100(2)	$2,108,953(2)(5)
	-	-	-	$1,412,998(3)
	-	-	69,258(4)	$2,868,898(4)(5)
	-	-	-	$1,520,519(3)
Jeffrey W. Hutton	33,200	$1,017,912	21,840(2)	$835,926(2)(5)
	-	-	-	$560,070(3)
	-	-	27,328(4)	$1,132,794(4)(5)
	-	-	-	$602,702(3)
G. Kevin Cunningham	-	-	3,272(4)	$115,109(4)(5)
	-	-	10,000(6)	$478,400(6)
Phil Stalnaker	-	-	35,000(7)	$1,351,700(7)
	-	-	13,142(4)	$573,336(4)(5)
	-	-	-	$390,330(3)

(1)	The amounts in this column relate to exercises of SARs and represent the difference between the closing price of the Company’s common stock on the dates of exercise and the exercise price of the SARs, times the number of shares of common stock underlying the SARs exercised.

(2)	Represents the number of shares and value realized for TSR performance shares, the performance period for which was January 1, 2009 through December 31, 2011 and which paid out at 167% of target upon the Compensation Committee’s certification of the results on January 3, 2012.

(3)	Represents the cash portion of the TSR performance share award for performance in excess of 100% of target.

(4)	Represents the number of shares and value realized for TSR performance shares, the performance period for which was January 1, 2010 through December 31, 2012 and which paid out at 200% of target upon the Compensation Committee’s certification of the results on December 31, 2012, and hybrid performance shares that vested in February 2012, upon the Compensation Committee’s certification of the performance metric of achieving at least $100 million of operating cash flow in 2011.

(5)	These amounts represent the closing price of the Company’s common stock on the vesting dates times the number of shares acquired and do not indicate that there was a sale of these shares by the NEO.

(6)	These shares are time-vested restricted stock that vested on November 16, 2012 and the value realized is based on the closing price of the Company’s common stock on the vesting date.

(7)	These shares include 15,000 employee performance shares, the performance period for which was January 1, 2009 through December 31, 2011, that vested on February 16, 2012 and 20,000 shares of time-vested restricted stock that vested on August 31, 2012. The value realized is based on the closing price of the Company’s common stock on the respective vesting dates.

Pension Benefits Table

As discussed above in “Compensation Discussion and Analysis,” the Company terminated its noncontributory defined benefit pension plan effective September 30, 2010 and liquidating distributions were paid to all qualifying employees in June 2012. The table below reports payments to the NEOs of their benefits under the pension plan upon the liquidation of the plan. Additional information regarding the pension plan can be found above under “Elements of Post-Termination Compensation—Pension Plan.”

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dan O. Dinges	Cabot Oil & Gas Corporation Pension Plan	-	-	$314,018	(1)
Scott C. Schroeder	Cabot Oil & Gas Corporation Pension Plan	-	-	$429,978
Jeffrey W. Hutton	Cabot Oil & Gas Corporation Pension Plan	-	-	$973,603
G. Kevin Cunningham	Cabot Oil & Gas Corporation Pension Plan	-	-	0
Phillip L. Stalnaker	Cabot Oil & Gas Corporation Pension Plan	-	-	$362,243

(1)	A portion of this benefit was not received by Mr. Dinges, but paid out pursuant to a Qualified Domestic Relations Order.

Non-Qualified Deferred Compensation

The table below reports NEO contributions, Company contributions, earnings, and aggregate balances in the Company’s Deferred Compensation Plan for 2012.

2012 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
	(1)	(2)	(3)	(4)	(5)
Dan O. Dinges	-	$189,289	$1,969,881	$76,613	$9,372,860
Scott C. Schroeder	-	$95,423	$1,395,696	-	$6,190,036
Jeffrey W. Hutton	-	$43,464	$73	-	$750,324
G. Kevin Cunningham	-	$55,471	$7	-	$92,640
Phillip L. Stalnaker	$29,257	$32,028	$5,904	-	$134,805

(1)	Amounts reported in this column are included in the Summary Compensation Table as salary and non-equity incentive plan compensation, as applicable.

(2)	Amounts reported in this column are included in the Summary Compensation Table as all other compensation.

(3)	Amounts reported in this column are not included in the Summary Compensation Table.

(4)	Distribution pursuant to election by the NEO.

(5)	The following amounts in this column were previously reported in prior years’ summary compensation tables, or would have been reported but for the executive not being an NEO in prior years, as salary, stock awards and non-equity incentive plan compensation, as applicable:

Dan O. Dinges	$4,833,437
Scott C. Schroeder	$2,592,540
Jeffrey W. Hutton	$553,350
G. Kevin Cunningham	$0
Phillip L. Stalnaker	$64,997

Up to 100% of salary and annual cash incentive bonus are permitted to be deferred into the Deferred Compensation Plan, subject to payment of Social Security, Medicare, incomes taxes (on compensation not deferred) and employee benefit plan withholding requirements. Prior to June 1, 2008, TSR performance shares were permitted to be deferred into the Deferred Compensation Plan. The Company also makes contributions to make up for certain matching and profit-sharing contributions which, due to IRS limitations, cannot be contributed to the Company’s tax-qualified savings investment plan (401(k) plan). Earnings on the deferred balances are determined by the executive’s investment selections at the time of deferral. The Company holds deferred amounts and earnings thereon as corporate assets, which are invested as elected by the executive. For 2012, the investment options and their respective rates of return follow:

Fund Name	Rate of Return	Fund Name	Rate of Return
Fidelity Retirement Money Market	0.01%	FID Freedom K 2005	8.77%
Fidelity Spartan U.S. Bond Index	4.17%	FID Freedom K 2010	10.53%
Oakmark Equity & Income	9.05%	FID Freedom K 2015	10.81%
Oakmark Fund I	20.97%	FID Freedom K 2020	11.86%
Davis NY Venture	13.05%	FID Freedom K 2025	13.26%
Spartan 500 Index	15.97%	FID Freedom K 2030	13.65%
Fidelity Capital Appreciation K	22.65%	FID Freedom K 2035	14.60%
Lord Abbett Mid Cap Stock	14.88%	FID Freedom K 2040	14.61%
Calamos Growth Institution	9.62%	FID Freedom K 2045	14.97%
Fidelity Small Cap Stock	12.99%	FID Freedom K 2050	15.23%
Fidelity Int’l Discovery K	22.17%	FID Freedom K 2055	15.39%
Cabot Oil & Gas Common Stock	31.34%	FID Freedom K Income	6.36%
FID Freedom K 2000	6.44%

Distributions from the Deferred Compensation Plan are based on the executive’s election at the time of deferral. Distribution elections may be modified, provided that the modification is made at least one year prior to the original time elected and the new election is moved out at least five years past the original time-based distribution election. Distribution elections can only be delayed not accelerated.

Potential Payments Upon Termination or Change In Control

Change In Control Benefits

The Company has entered into change in control agreements with each NEO and certain other officers of the Company. The Committee believes that these agreements encourage these executives to remain employed and to carry out their duties with the Company in the event of a change in control of the Company and during circumstances suggesting a change in control might occur. The Committee believes this program is important to maintaining strong leadership in those situations.

In the agreements, a “change in control” is generally defined to include:

•

any person or group becoming the beneficial owner of 35% or more of either the Company’s common stock or the combined voting power of the Company’s outstanding voting securities, with certain exceptions;

•	specified changes in a majority of the members of the Board of Directors;

•	a reorganization, merger or consolidation or sale or other disposition of substantially all of the Company’s assets being consummated, unless, following the transaction:
¡

the persons who were the beneficial owners of the Company prior to the transaction continue to own at least 50% of the common stock or other securities entitled to vote in the election of directors of the resulting entity in substantially the same proportions as prior to the transaction,

¡

no individual or entity (other than an entity resulting from the transaction) beneficially owns 35% or more of the common equity or voting power of the entity resulting from the transaction, except to the extent that such ownership existed prior to the transaction, and

¡

at least a majority of the members of the Board of Directors of the entity resulting from the transaction were members of the Company’s Board at the time the transaction was approved or entered into; and

•	a liquidation or dissolution of the Company.

The agreements provide that, in the event of a change in control or upon an occurrence deemed to be in anticipation of a change in control, the executives will receive certain benefits, provided that their employment is terminated within two years of such event. The executive will receive these benefits unless termination is:

•	for cause;
•	voluntary on the part of the executive (but not a constructive termination without cause); or
•	due to death or disability.

Benefits under the change in control agreements generally include:

•	a lump-sum cash payment equal to three times the sum of:
¡	the executive’s base salary in effect immediately prior to the change in control or the executive’s termination, whichever is greater, and
¡

the greater of (1) the executive’s target bonus for the year during which the change in control occurred or, if greater, the year during which the executive’s termination occurred, or (2) the executive’s actual bonus paid in any of the three fiscal years immediately preceding the change in control or, if termination of employment occurs prior to a change in control, termination of employment;

•	three years of continued medical, dental and life insurance coverage at the premium rate applicable to active executives; and
•	outplacement assistance in an amount up to 15% of the executive’s base salary.

The Company no longer enters into agreements containing tax gross-up payments to executives on payments by the Company upon a change in control. However, prior to the fourth quarter of 2010, the Company entered into agreements with all of the NEOs except Mr. Cunningham, who became an officer in September of 2010, providing that in the event that excise taxes apply to payments by the Company upon a change in control, the Company will make an additional tax gross-up payment to the executive in an amount to leave the executive “whole,” as if no excise tax had applied. No payments have been made to the NEOs under these agreements.

The award agreements for all of the NEOs’ long-term equity awards also include provisions for the immediate vesting of all unvested awards upon the change in control event, as follows:

•	payment with respect to traditional performance shares based on performance through the change in control event as more fully described above under “Grants of Plan-Based Awards;”
•	immediate vesting and exercisability of all of the executive’s stock options and SAR awards, with exercisability extended for the full term of the award;
•	immediate vesting and lapse of restrictions on any outstanding restricted stock grants; and
•	immediate vesting of any outstanding hybrid performance shares.

For a more detailed discussion of the terms of these awards, see above under “Grants of Plan-Based Awards.”

CEO Employment Agreement

In addition to a change in control agreement, we have entered into an employment agreement with Mr. Dinges. Under the terms of Mr. Dinges’ employment agreement, in the event of a change in control, Mr. Dinges will receive the more generous of the benefits and payments, as determined on a benefit-by-benefit basis, under either his change in control agreement or his employment agreement, but not both. The employment agreement provides that if Mr. Dinges terminates his employment for good reason (as defined) or if the Company terminates his employment other than for cause (as defined), Mr. Dinges will receive:

•	a lump-sum cash payment equal to two times his annual base salary plus two times his annual target bonus;
•	a 24-month continuation of medical and life insurance programs at the premium rate applicable to active executives;
•	full vesting of all of his restricted stock awards;
•	full vesting of all of his stock option awards and SAR awards, with exercisability extending for 36 months following termination (or the expiration of the original term, if earlier); and
•	full vesting of all of his performance shares, subject to the payout provisions in the underlying award agreements.

Potential Payments to NEOs

The tables below reflect the compensation payable to each NEO upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Dan O. Dinges, Chairman, President and Chief Executive Officer
Executive Benefit and Payments Upon Separation	Voluntary Termination for Good Reason	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x, 2x or 3x)	$1,400,000	-	-	$1,400,000	-	$2,100,000	-	-
Multiple of Bonus (-x, 2x or 3x)	$1,400,000	-	-	$1,400,000	-	$4,875,000	-	-

Long-Term Incentive Compensation
Performance Share Vesting (3)	$14,123,772	-	$14,123,772	$14,123,772	-	$14,123,772	$14,123,772	$14,123,772
Stock Appreciation Rights Vesting (4)	$3,362,897	-	$3,362,897	$3,362,897	-	$3,362,897	$3,362,897	$3,362,897

Benefits & Perquisites
Payout of Deferred Compensation (5)	$9,372,860	$9,372,860	$9,372,860	$9,372,860	$9,372,860	$9,372,860	$9,372,860	$9,372,860
Health, Life, and Welfare Benefits Continuation	$28,341	-	-	$28,341	-	$42,511	-	-
Excise Tax & Gross-Up	-	-	-	-	-	-	-	-
Outplacement Services	-	-	-	-	-	$105,000	-	-
Earned Vacation	-	-	-	-	-	-	-	-

Total	$29,687,870	$9,372,860	$26,859,529	$29,687,870	$9,372,860	$33,982,040	$26,859,529	$26,859,529

(1)	Mr. Dinges was retirement eligible on December 31, 2012.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)

The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2012 of $49.74.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2012 of $49.74 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2012 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

Scott C. Schroeder, Vice President, CFO and Treasurer
Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	-	-	-	-	$1,260,000	-	-
Multiple of Bonus (0x or 3x)	-	-	-	-	$2,565,000	-	-

Long-Term Incentive Compensation
Performance Share Vesting (3)	-	-	-	-	$5,255,031	$5,255,031	$5,255,031
Stock Appreciation Rights Vesting (4)	-	-	-	-	$1,244,180	$1,244,180	$1,244,180

Benefits & Perquisites
Payout of Deferred Compensation (5)	$6,190,036	$6,190,036	$6,190,036	$6,190,036	$6,190,036	$6,190,036	$6,190,036
Health, Life, and Welfare Benefits Continuation	-	-	-	-	$76,008	-	-
Excise Tax & Gross-Up	-	-	-	-	$3,236,106	-	-
Outplacement Services	-	-	-	-	$63,000	-	-
Earned Vacation	$36,952	$36,952	$36,952	$36,952	$36,952	$36,952	$36,952

Total	$6,226,988	$6,226,988	$6,226,988	$6,226,998	$19,926,313	$12,726,199	$12,726,199

(1)	Mr. Schroeder was not retirement eligible on December 31, 2012.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2012 of $49.74.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2012 of $49.74 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2012 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

Jeffrey W. Hutton, Vice President, Marketing
Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	-	-	-	-	$960,000	-	-
Multiple of Bonus (0x or 3x)	-	-	-	-	$1,130,250	-	-

Long-Term Incentive Compensation
Performance Share Vesting (3)	-	$1,912,503	-	-	$1,912,503	$1,912,503	$1,912,503
Stock Appreciation Rights Vesting (4)	-	$464,643	-	-	$464,643	$464,643	$464,643

Benefits & Perquisites
Payout of Deferred Compensation (5)	$750,324	$750,324	$750,324	$750,324	$750,324	$750,324	$750,324
Health, Life, and Welfare Benefits Continuation	-	-	-	-	$33,005	-	-
Excise Tax & Gross-Up	-	-	-	-	-	-	-
Outplacement Services	-	-	-	-	$48,000	-	-
Earned Vacation	$27,385	$27,385	$27,385	$27,385	$27,385	$27,385	$27,385

Total	$777,709	$3,154,855	$777,709	$777,709	$5,326,110	$3,154,855	$3,154,855

(1)	Mr. Hutton was retirement eligible on December 31, 2012.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2012 of $49.74.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2012 of $49.74 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2012 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

G. Kevin Cunningham, Vice President and General Counsel
Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	-	-	-	-	$960,000	-	-
Multiple of Bonus (0x or 3x)	-	-	-	-	$1,522,500	-	-

Long-Term Incentive Compensation
Performance Share Vesting (3)	-	-	-	-	$1,825,160	$1,825,160	$1,825,160
Stock Appreciation Rights Vesting (4)	-	-	-	-	$305,602	$305,602	$305,602
Restricted Stock Vesting

Benefits & Perquisites
Payout of Deferred Compensation (5)	$92,640	$92,640	$92,640	$92,640	$92,640	$92,640	$92,640
Health, Life, and Welfare Benefits Continuation	-	-	-	-	$35,493	-	-
Outplacement Services	-	-	-	-	$48,000	-	-
Earned Vacation	$154	$154	$154	$154	$154	$154	$154

Total	$92,794	$92,794	$92,794	$92,794	$4,789,549	$2,223,556	$2,223,556

(1)	Mr. Cunningham was not retirement eligible on December 31, 2012.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2012 of $49.74.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2012 of $49.74 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2012 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

Phillip L. Stalnaker, Vice President and Regional Manager, North Region
Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement (1)	Involuntary Not For Cause Termination	For Cause Termination	Change In Control (2)	Disability	Death
Compensation
Multiple of Salary (0x or 3x)	-	-	-	-	$825,000	-	-
Multiple of Bonus (0x or 3x)	-	-	-	-	$956,250	-	-

Long-Term Incentive Compensation
Performance Share Vesting (3)	-	-	-	-	$1,288,863	$1,288,863	$1,288,863
Stock Appreciation Rights Vesting (4)	-	-	-	-	$308,654	$308,654	$308,654

Benefits & Perquisites
Payout of Deferred Compensation (5)	$134,805	$134,805	$134,805	$134,805	$134,805	$134,805	$134,805
Health, Life, and Welfare Benefits Continuation	-	-	-	-	$76,648	-	-
Excise Tax & Gross-Up	-	-	-	-	$1,324,928	-	-
Outplacement Services	-	-	-	-	$41,250	-	-
Earned Vacation	$7,933	$7,933	$7,933	$7,933	$7,933	$7,933	$7,933

Total	$142,738	$142,738	$142,738	$142,738	$4,964,331	$1,740,255	$1,740,255

(1)	Mr. Stalnaker was not retirement eligible on December 31, 2012.
(2)	Amounts in this column representing accelerated vestings of long-term incentive compensation will occur immediately upon the change in control event, pursuant to the terms of the awards.
(3)	The amounts set forth in this row represent a payout at achievement of 100% of pre-established performance objectives. Under normal conditions, the actual payout of the TSR performance awards will occur at the end of the relevant performance period, and may be higher or lower than 100% (up to a maximum of 200%) depending on the Company’s actual Total Shareholder Return ranking for the performance period. However, in the event of a change in control, the performance period will be shortened and payout will occur immediately following the change in control based on the greater of (i) Total Shareholder Return through the end of the month prior to the change in control, or (ii) Total Shareholder Return through the end of the month prior to the change in control using the value realized by shareholders in the change in control event. For hybrid performance shares, receipt of the full payout will occur at the original vesting dates set forth in the award agreements only if the relevant operating income targets are achieved, except in the case of a change in control, in which case full payout will be made immediately upon the change in control. These values were computed using the closing price of the Company’s common stock on December 31, 2012 of $49.74.
(4)	The value of the SARs was computed using the difference between the closing price of the Company’s common stock on December 31, 2012 of $49.74 and the grant price of the SARs, which was the average of the high and low prices of the Company’s common stock on the dates of grant of the SARs.
(5)	Amounts in this row represent earned compensation voluntarily deferred by the NEO under the terms of the deferred compensation plan. For more information, see “2012 Nonqualified Deferred Compensation” above. For termination of employment due to retirement, payment of the deferred compensation is based upon the NEO’s election at the time of deferral. For all other terminations of employment, payment of the deferred compensation is in a lump sum six months from the date of termination.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent, non-employee directors. The Board of Directors has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board determined that one of the members of the Audit Committee, Mr. Kelley, is an “audit committee financial expert” as defined by rules of the SEC. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, as amended from time to time by the Board of Directors, which is included on the Company’s website at www.cabotog.com. The function of the Audit Committee is to review and report to the Board of Directors with respect to various auditing and accounting matters, including overseeing the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, the selection, independence, qualifications, performance and compensation of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The Audit Committee also reviews its charter annually. This is a report on the Audit Committee’s activities relating to 2012.

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed the audited financial statements and management’s discussion and analysis of the Company’s financial condition and results of operations with the management of the Company.

Review of Financial Statements and Other Matters with Independent Registered Public Accounting Firm

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed as described in Statement on Auditing Standards (“SAS”) No. 61-Communication with Audit Committees, as updated by SAS No. 89-Audit Adjustments, and SAS No. 90-Audit Committee Communications. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm, required by applicable Public Company Accounting Oversight Board requirements regarding the firm’s communications with the Audit Committee concerning independence and has discussed with PWC the independent registered public accounting firm’s independence. These discussions included a review of all audit and non-audit services (including tax services) provided by PWC to the Company.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and filed with the SEC.

Audit Committee

    Robert Kelley (Chairman)

    Rhys J. Best

    Robert L. Keiser

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR SERVICES IN 2012 AND 2011

Fee Type*	2012	2011
Audit Fees	$1,561,000	$1,350,000
Audit Related Fees	-	-
Tax Fees (1)	$257,256	$322,729
All Other Fees (2)	$1,919	$1,500

* No pre-approved requirements were waived under the de minimis exception.

(1)	Consists of federal, state and sales tax planning, audit support, compliance, advice, and return preparation.
(2)	Consists of an accounting research software license.

PROPOSAL II

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved and recommended the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the Company’s financial statements for 2013. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. A representative of PricewaterhouseCoopers LLP is not expected to be in attendance at the Annual Meeting.

See “Audit Committee Report” above for further information.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR ITS 2013 FISCAL YEAR.

PROPOSAL III

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The shareholders of the Company are entitled to vote at the Annual Meeting to approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement. The shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to:

•	Align executive compensation design and outcomes with business strategy;

•	Encourage management to create sustained value for the shareholders while managing inherent business risks;

•	Attract, retain, and engage talented executives; and

•	Support a performance-based culture throughout the Company.

The executive compensation program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual cash incentive bonus and long-term equity award incentives. The annual cash incentive bonus is based on Company-wide performance for year-over-year oil and natural gas reserve and production growth, along with absolute levels for finding costs and unit production costs. For 2012, the aggregate bonus award pool for the annual cash incentive bonus was 250% of the target bonus.

In addition, in 2012 long-term incentive awards were comprised of (i) SARs, which are designed to link executive compensation with increased shareholder value over a seven year term, (ii) TSR performance shares, which are based on total shareholder return relative to an industry peer group over a three-year performance period, and (iii) hybrid performance shares, which are based on operating cash flow and vest ratably over a three year period.

At-risk compensation for the Chief Executive Officer is targeted at 89% and for the other NEOs at 71%. The Company also has several governance programs in place to align executive compensation with shareholder interests. These programs include: stock ownership guidelines, limited perquisites and the use of wealth accumulation spreadsheets. For information on the Company’s 2012 accomplishments, see “Compensation Discussion and Analysis” above.

The advisory vote regarding the compensation of the NEOs described in this Proposal III will be approved if a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal vote in favor of the proposal. Abstentions will have the same effect as votes against the proposal, but broker non-votes will not effect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL IV

SHAREHOLDER PROPOSAL

Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651-1267, has notified us that it intends to present the following proposal at the Annual Meeting. The Company is not responsible for the contents of this proposal or the supporting statement and recommends that you vote AGAINST the following shareholder proposal for the reasons set forth in the Company’s opposition statement following the proposal.

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not (sic) affect any contractual rights in existence on the date this proposal is adopted.

SUPPORTING STATEMENT

Cabot Oil & Gas Corporation allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.

According to last year’s proxy, the accelerated vesting of equity occurs if a senior officer’s employment is terminated within two years following a change of control, and if the termination is not for cause; voluntary on the part of the executive, but not a constructive termination; or because of death or disability.

If such termination had occurred as of December 31, 2011, it could have accelerated the vesting of over $39 million in equity to the Company’s five senior executives, with Mr. Dinges, the CEO, entitled to over $23 million in equity out of a total personal severance package worth almost $33 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

CABOT’S STATEMENT IN OPPOSITION TO PROPOSAL IV

The Board of Directors has carefully considered this proposal and believes that approval of the proposed resolution is not in the best interest of the Company or our shareholders. Our Compensation Committee has designed and implemented an equity compensation program for executive officers with the purpose of providing long-term, performance-based incentives that better align the interests of executives with shareholders and provide a retention incentive. One aspect of this program is providing for the accelerated vesting of outstanding equity awards upon a change in control of the Company.

Our compensation program is designed such that total compensation to our NEOs is heavily weighted toward long-term equity awards. The total shareholder return (“TSR”) performance shares vest at the end of a three-year performance period, and the hybrid performance shares and SARs outstanding as of December 31, 2012 vest ratably over a three-year period. Accordingly, at any given time, awards representing three years of each NEO’s long-term equity compensation have not completely vested. The proposal seeks to have unvested awards forfeited upon a change in control of the Company. Our Board of Directors believes that this proposal is inconsistent with the crucial objectives of our long-term equity-based compensation program of building shareholder value by attracting a strong leadership team and retaining talented executives, even during the pendency of a change in control transaction.

As discussed above under “Compensation Discussion and Analysis,” the long-term equity awards to the NEOs are designed to align executives’ and shareholders’ interest by focusing on per share growth in value year over year. Performance shares are awarded only to the extent that Cabot’s total shareholder return exceeds the total shareholder return of our peer companies identified in our proxy statements. SARs are by their nature performance awards since there is no accumulation in value unless the stock price exceeds the price of the stock on the date of grant. In this way, these awards are only valuable to the executives to the same extent that shareholders benefit from increased stock prices. We believe these awards have been successful in helping to create value for shareholders—the ultimate objective of our compensation program. The Company’s stock price has increased 125% over the three year performance period just ended on December 31, 2012, and outperformed every one of its peer companies for that performance period. The Company delivered this exceptional value for shareholders during a period in which half of the Company’s peer group had negative returns on their stock. In addition to aligning executives’ interests with shareholders, we believe that the executive long-term equity compensation program provides a retention component, providing continuity and stability to our management team. The certainty that the awards will be paid out to the extent the performance measures are met, or the stock price rises, as the case may be, regardless of whether the Company continues as a separate entity or is acquired and ceases to exist following a change in control transaction, enhances the value of such awards to executives and incentivizes the executives’ performance.

Our Board of Directors believes that vesting of these equity awards upon the consummation of a change in control is necessary to continue the alignment of the executives’ interest with those of the shareholders. The current policy of accelerated vesting allows the management team to remain engaged, objective and focused on protecting shareholders’ interests and maximizing shareholder value during a potential change in control event. The Board believes that:

•

It is generally not feasible or practicable to convert performance-based awards into equity awards of the acquirer as part of a change in control transaction, as the performance-based metrics no longer exist once the Company is acquired and integrated into the acquirer’s operations. It is also possible that management will no longer control the policies and operations of the surviving entity. Thus, the opportunity presented following the change in control may vary materially from that originally afforded by the equity-based award, and accordingly, the Company’s Board of Directors believes that it is appropriate for management to receive the benefit of their performance, as reflected in the stock price, through the time of the change in control. The proposal would eliminate the Company’s ability to provide reasonable assurance to key executives that they will realize the expected value of their equity awards even if the Company experiences a change in control.

•

Putting key executives’ compensation at risk if the Company were to experience a change in control could create a conflict of interest if the Company were pursuing a merger or similar transaction that the Board of Directors believes is in the best interests of shareholders. Accelerating the vesting of equity awards upon a change in control eliminates this potential misalignment of the interests of executives and the Company’s shareholders by ensuring that executives, who are implementing strategic actions in the best interest of the shareholders, are not at the same time penalized with a loss of their incentive compensation.

In addition, shareholders are allowed to consider the compensation of executive officers when determining whether to vote for or accept such a transaction, when all the circumstances of the transaction and the amount of the compensation can be evaluated. As of December 31, 2012, the number of shares that would be subject to accelerated vesting on a change in control for all of our Named Executive Officers is only about 0.3% of the outstanding shares, and for all employees is only about 1.15% of our outstanding shares. Therefore, dilution to our other shareholders from the accelerated vesting would be minimal. The shareholders are also free to sell their stock at the time of the change in control transaction and thereby realize, in full, the value created at the time of the transaction. In the absence of the accelerated vesting of equity awards, however, the management team whose talents and efforts were instrumental in creating that value would not have the opportunity to realize the full value of their stock awards and participate with the shareholders in the Company’s success.

Finally, the proposal would place the Company at a competitive disadvantage with respect to its peers. The Company believes that accelerated vesting remains the policy of the vast majority of our peers. Therefore, adopting the proposal could adversely affect our ability to attract and retain highly qualified executive management personnel and place us at a disadvantage to our peers, thereby jeopardizing the Company’s ability to create long-term performance.

For the reasons stated above, the Board believes that the Company’s existing executive compensation program, including the accelerated vesting of executive equity compensation awards upon a change in control, is appropriate, consistent with compensation practices of our peers and most effective in creating long-term value and promoting the best interests of our shareholders over time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST APPROVAL OF THE SHAREHOLDER PROPOSAL.

CONFLICT OF INTEREST AND RELATED PERSON POLICIES

Under the Company’s Code of Business Conduct, directors, officers and employees are required to avoid situations that present a potential conflict between their personal interests and the interests of the Company. The Code requires that, at all times, directors, officers and employees make a prompt disclosure in writing to the Company’s Corporate Secretary of any fact or circumstance that may involve an actual or potential conflict of interest, as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest. This requirement includes situations that create even the appearance of a conflict of interest.

For executive officers of the Company other than the CEO, the Corporate Secretary reviews the written disclosure described above with the CEO, and a determination is made whether to approve the transaction resulting in the conflict of interest or potential conflict of interest. The CEO and the Corporate Secretary may refer the matter to the Company’s Board of Directors as circumstances require. If the transaction involves the CEO or a member of the Board of Directors, the matter is referred to the full Board of Directors for review and approval. In each case the standard applied in approving the transaction is the best interests of the Company without regard to the interests of the individual officer or director involved in the transaction. These procedures for reviewing and approving conflict of interest transactions are based on the Company’s past practice and are not contained in any written policy.

Mineral and Royalty Interest Plan

In 2006, the Company implemented its Mineral, Royalty and Overriding Royalty Interest Plan (“Plan”), under which the Company may offer to a number of its employees, including its executive officers, the opportunity to purchase a portion of the mineral, participating and non-participating royalty and overriding royalty interests acquired by the Company from time to time for cash at a price determined using the same cost basis as the Company acquired such interests. In accordance with the Plan, the Company makes all determinations with respect to the acquisition, exploration, development, maintenance and operation of any property subject to an interest under the Plan using the same criteria (or criteria less favorable to the property subject to an interest) as it would use were such property not subject to such an interest (that is, the Company will not favor properties subject to interests under the Plan over properties not subject to such interests when allocating Company resources in the acquisition, exploration, development, maintenance and operation of its properties).

In 2006, the Company offered to 73 participants, including ten officers, whose participation was approved by the Compensation Committee, the opportunity to purchase an aggregate of $2.3 million of the mineral, royalty and overriding royalty interests acquired by the Company in the McCampbell Field, located in Aransas Pass, Texas. Interests were offered to the key professional employees in the region in which the interest was located and to management level employees in the other regions and the corporate office. Participants were offered an interest commensurate with their level of responsibility and their income. Each participant was offered an interest in the same property. Each of the officers participating in the Plan, including each NEO other than Mr. Cunningham who was not employed at the time, purchased interests in the field. No individual officer purchased in excess of $115,000 of the interests offered.

In 2010, the Company offered to 85 participants, including ten officers, whose participation was approved by the Compensation Committee, the opportunity to purchase an aggregate of $1.4 million of the mineral, royalty and overriding royalty interests acquired by the Company from Guardian Oil & Gas, Inc. and located in Shelby, San Augustine and Nacogdoches Counties, Texas. Similar to the McCampbell Field, interests were offered to key professional employees in the region in which the interest was located and to management level employees in the other region and the corporate office. Participants were offered an interest commensurate with their level of responsibility and their income. Each participant was offered an interest in the same property. Each of the officers participating in the Plan, including each NEO, purchased interests in the field. No individual officer purchased in excess of $102,000 of the interest offered.

In 2012, the Company offered to 66 participants, including 11 officers, whose participation was approved by the Compensation Committee, the opportunity to purchase an aggregate of approximately $608,000 of the mineral, royalty and overriding royalty interests acquired by the Company from the period of October 2011 to July 2012, located in Frio, Atascosa and McMullen counties, Texas, in the Buckhorn operating area. All of the properties are operated by the Company. Similar to the previous offerings, interests were offered to key professional employees in the region in which the interest was located and to management level employees in the other region and the corporate office. Participants were offered an interest commensurate with their level of responsibility and their income. Each participant was offered an interest in the same property. Each of the officers participating in the Plan, including each NEO, purchased interests in the field. No individual officer purchased in excess of $44,000 of the interest offered.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2012, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or formerly an officer of the Company or any of its subsidiaries. During 2012, the Company had no compensation committee interlocks.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of Company Common Stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish the Company with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, and written representations that those reports accurately reflect all reportable transactions and holdings, all reports required by Section 16(a) were filed in 2012, except that a Form 3 for Todd L. Liebl, Vice President, Land and Business Development, and a Form 4 for G. Kevin Cunningham, Vice President and General Counsel, were filed late due to administrative errors.

BENEFICIAL OWNERSHIP OF OVER FIVE PERCENT OF COMMON STOCK

The following table reports beneficial ownership of the Common Stock by holders of more than five percent of the Company’s Common Stock. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned		Percent of Class
Neuberger Berman Group LLC Neuberger Berman LLC 605 Third Avenue New York, NY 10158	16,217,148	(1)	7.714%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	13,602,118	(2)	6.47%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	12,848,440	(3)	6.11%
FMR LLC Mr. Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	11,356,694	(4)	5.402%

(1)	According to Amendment No. 5 to a Schedule 13G, dated February 14, 2013, filed with the Commission by Neuberger Berman Group LLC and Neuberger Berman LLC, it has shared voting power over 13,940,733 of these shares, no voting power over the remainder of these shares, and shared dispositive power over all of these shares.

(2)	According to Amendment No. 3 to a Schedule 13G, dated February 4, 2013, filed with the Commission by BlackRock, Inc., it has sole voting power and sole dispositive power over all of these shares.

(3)	According to Amendment No. 2 to a Schedule 13G, dated February 7, 2013, filed with the Commission by The Vanguard Group, Inc., it has sole voting power over 364,416 of these shares, shared dispositive power over 352,016 of these shares and sole dispositive power over 12,496,424 of these shares.

(4)	According to Amendment No. 1 to a Schedule 13G, dated February 13, 2013, filed with the Commission by FMR LLC, it has sole voting power with respect to 591,796 of these shares and sole dispositive power over all 11,356,694 shares as a result of being a parent holding company or control person of several other entities in accordance with Rule 13d-1(b)(ii)(G). Mr. Edward C. Johnson 3d, together with members of his family, through direct or indirect ownership of voting common shares of FMR, may be deemed to form a controlling group with respect to FMR and may, therefore, be considered to be beneficial owners of the shares beneficially owned by FMR. Mr. Edward C. Johnson 3d has sole voting and dispositive power over 65,552 of these shares.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table reports, as of February 1, 2013, beneficial ownership of Common Stock by each director and nominee for director, by each named executive officer listed in the “2012 Summary Compensation Table” above and by all directors, nominees and executive officers as a group. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Held	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Rhys J. Best	5,000	38,918	(1)	*
James R. Gibbs	0	19,920	(1)	*
Robert L. Keiser	50,110	103,622	(1)	*
Robert Kelley	161,826	232,538	(1)	*
P. Dexter Peacock	115,520	186,232	(1)	*
W. Matt Ralls	0	8,960	(1)	*
Dan O. Dinges	1,404,825	1,792,760	(2)(3)(6)	1.0%
Scott C. Schroeder	520,649	722,159	(2)(3)(7)	*
Jeffrey W. Hutton	237,432	319,564	(2)(3)(4)	*
Phillip L. Stalnaker	81,516	103,049	(2)(3)(4)	*
G. Kevin Cunningham	13,691	34,562	(2)(3)(4)(5)	*
All directors, nominees and executive officers as a group
(17 individuals)		3,867,014	(1)(2)(3)(4)(5)(6)(7)	2.0%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Includes the following restricted stock units, as to which the restrictions lapse upon the holders’ retirement from the Board of Directors: Mr. Best, 33,918; Mr. Gibbs, 19,920; Mr. Keiser, 53,512; Mr. Kelley, 70,712; Mr. Peacock, 70,712; and Mr. Ralls, 8,960; and all directors, nominees and executive officers as a group, 257,734. No executive officers hold restricted stock units.

(2)	Includes the following stock appreciation rights that are exercisable on or before March 31, 2013: Mr. Dinges, 313,364; Mr. Schroeder, 173,761; Mr. Hutton, 71,725; Mr. Stalnaker, 14,626; Mr. Cunningham, 9,210; and all directors, nominees and executive officers as a group, 639,296. No directors or nominees hold stock appreciation rights. For more information on the SARs see “Long-Term Incentives” above.

(3)	Includes the following shares of stock awarded pursuant to the hybrid performance share awards granted in 2010, 2011 and 2012 that vested in February 2013, as a result of 2012 operating results meeting the performance criteria established on the date of grant: Mr. Dinges, 74,571; Mr. Schroeder, 27,749; Mr. Hutton, 10,407; Mr. Stalnaker, 6,907; Mr. Cunningham, 5,661; and all directors, nominees and executive officers as a group, 146,491. No directors or nominees hold hybrid performance shares. For more information on the hybrid performance shares see “Long-Term Incentives” above.

(4)	Includes the following shares held in the Company’s Savings Investment Plan as of December 31, 2012 as to which the reporting person shares voting and investment power: Mr. Hutton, 3,356; Mr. Cunningham, 5,617; Mr. Stalnaker, 8,162; and all directors, nominees and executive officers as a group, 37,064.

(5)	Includes the following shares awarded in 2010 pursuant to employee performance awards that vested in February 2013, as a result of 2012 operating results meeting the performance criteria established on the date of grant: Mr. Cunningham, 6,000; all directors, nominees and executive officers as a group, 20,200.

(6)	Includes 460,500 shares held in trust for the benefit of an immediate family member, with respect to which Mr. Dinges has shared voting and investment power.

(7)	Includes 3,660 shares held by immediate family members, with respect to which Mr. Schroeder has shared voting and investment power.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder proposal intended for inclusion in the proxy statement for the 2014 Annual Meeting of Stockholders of the Company, and otherwise eligible, should be sent to Ms. Deidre L. Shearer, Corporate Secretary and Managing Counsel, Cabot Oil & Gas Corporation, 840 Gessner Road, Suite 1400, Houston, Texas 77024 and must be received by November 20, 2013.

The by-laws of the Company require timely advance written notice of stockholder nominations of director candidates and of any other business to be presented by a stockholder at an annual meeting of stockholders. To be timely, the by-laws require advance written notice be delivered to the Company’s Secretary at the principal executive offices of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the preceding year’s annual meeting (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date). The deadline for submission for the 2014 Annual Meeting of Stockholders is currently February 1, 2014. To be valid, a notice must set forth certain information specified in the by-laws.

SOLICITATION OF PROXIES

The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. AST Phoenix Advisors has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $10,000, plus expenses.

MISCELLANEOUS

The Company’s management does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

DEIDRE L. SHEARER
Corporate Secretary and Managing Counsel

March 20, 2013

ATTN: DEIDRE L. SHEARER 840 GESSNER RD., SUITE 1400 HOUSTON, TX 77024

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH

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AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors		For	Against	Abstain
1a. Robert L. Keiser		☐	☐	☐

1b. W. Matt Ralls		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain	NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
2	To ratify the appointment of the firm PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company for its 2013 fiscal year.	☐	☐	☐

3	To approve, by non-binding advisory vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
4	To consider a stockholder proposal to eliminate accelerated vesting of our senior executives’ equity awards in the event of a change in control.	☐	☐	☐

For address change/comments, mark here.
(see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

0000162660 _1        R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

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CABOT OIL & GAS CORPORATION

Annual Meeting of Stockholders

May 2, 2013 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott C. Schroeder and Deidre L. Shearer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CABOT OIL & GAS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 08:00 AM, CDT on 5/2/2013, at the 840 Gessner Road, Suite 1400 Houston, TX 77024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000162660_2        R1.0.0.51160